Exhibit 10.22

BIOMASS SUPPLY AGREEMENT

Between

ENVIVA PARTNERS, LP

as Seller

and

ENVIVA WILMINGTON HOLDINGS, LLC

as Purchaser

in relation to the Teesside Biomass Project

THIS AGREEMENT is dated as of 22 January 2016.

BETWEEN:

(1)                                 ENVIVA PARTNERS, LP, a limited partnership registered under the laws of the State of Delaware, USA, with its registered office at 1209 Orange St, Wilmington, DE, USA, 19801 (the Seller); and

(2)                                 ENVIVA WILMINGTON HOLDINGS, LLC, a limited liability company registered under the laws of the State of Delaware, USA, with its registered office at 1209 Orange St, Wilmington, DE, USA, 19801 (the Purchaser).

(each, a Party, and together, the Parties).

WHEREAS:

(A)                               The Seller is a supplier of wood fuel and is willing to supply the Biomass to the Purchaser.

(B)                               The Purchaser wishes to purchase the Biomass (it being understood that the Purchaser may re-sell such Biomass to a third party buyer that owns a Facility).

(C)                               The Seller agrees to sell and the Purchaser agrees to purchase the Biomass on the terms and conditions set out in this Agreement.

IT IS AGREED as follows:

1.                                      INTERPRETATION

1.1                               Definition

In this Agreement, the following words and expressions shall have the meanings stated.

Acceptance Level means the Parameters and rejection limits set out in the Specifications.

Act of Insolvency means the occurrence of any one or more of the following events in respect of the Purchaser or the Seller:

(a)                                 is dissolved (other than pursuant to a solvent consolidation, amalgamation or merger), becomes insolvent, is unable to pay its debts or fails, or admits in writing its inability, generally to pay its debts as they become due;

(b)                                 makes a general assignment, arrangement or composition with or for the benefit of its creditors;

(c)                                  institutes or has instituted against it a proceeding seeking a judgment of insolvency or bankruptcy or any other relief under any bankruptcy or insolvency law or other similar law affecting creditors’ rights, or a petition is presented for its winding-up or liquidation, and, in the case of any such proceeding or petition instituted or presented against it, that proceeding or petition (i) results in a judgment of insolvency or bankruptcy or the entry of an order for relief or the making of an order for its winding-up or liquidation or (ii) is not withdrawn, dismissed, discharged, stayed or restrained in each case within thirty (30) days of the institution or presentation of that proceeding or petition;

(d)                                 has a resolution passed for its winding-up, official management or liquidation (other than pursuant to a solvent consolidation, amalgamation or merger);

(e)                                  seeks or becomes subject to the appointment of an administrator, administrative receiver, provisional liquidator, conservator, receiver, trustee, custodian or other similar official for it or for all or substantially all its assets; or

(f)                                   causes or is subject to any event with respect to it which, under the applicable laws of any jurisdiction, has an analogous effect to any of the events specified in paragraphs (a) to (e) (inclusive).

Actual Laytime means, for any Vessel delivering a Shipment under this Agreement, the number of hours or part thereof during WWDs required to discharge that Vessel calculated in accordance with Clause 13.6 (Demurrage and Despatch).

Adverse Claim has the meaning set out in Clause 5.2(b) (No Adverse Claim).

Affected Party has the meaning set out in Clause 15.2 (Principle).

Affiliate means in respect of a person, any person which Controls (directly or indirectly) that person and any other person Controlled (directly or indirectly) by such first mentioned person, including, where a person is a company, the ultimate holding company of such person, any holding company of such person and any subsidiary (direct or indirect) of such holding company.

Agreed Sampling and Analysis Procedure means the sampling and analysis procedure agreed between the Parties as set out in Schedule 4 (Sampling and Analysis Procedure).

Agreed Weighing Procedure means the weighing procedure agreed between the Parties as set out in Schedule 3 (Agreed Weighing Procedure).

Agreement means this agreement, including all schedules hereto and any other documents that may be incorporated by reference.

Agreement Date means the date of this Agreement.

Allowed Laytime means, for any Vessel delivering a Shipment under this Agreement, the number of hours or part thereof during WWDs equal to

(a)                                 the volume of Biomass carried on that Vessel (in Tonnes, as specified in the Weight Certificate for that Vessel);  divided by

(b)                                 the Hourly Discharge Rate applicable to that Vessel.

Alternative Delivery Point means a delivery point at the Port of Tyne, Port of Immingham, Port of Liverpool, ARA (Amsterdam — Rotterdam — Antwerp), Port of Ghent, Port of Copenhagen, or such other ports determined in accordance with Clause 13.1(c).

Analysis Certificate(s) means (as the case may be) the First Analysis Certificate(s), the Second Analysis Certificate(s), or the Umpire Analysis Certificate(s) as contemplated in Schedule 4 (Sampling and Analysis Procedure).

Annual Base Quantity means, in respect of each Delivery Year, the volume of Biomass specified for that Delivery Year in Schedule 2 (Annual Base Quantities), +/- 2% (two per cent) at the Seller’s option, as such volume may be adjusted in accordance with Clause 7.2 (Annual Base Quantity

Revision), less the amount of any adjustment to the relevant Annual Operational Delivery Schedule in accordance with Clause 12.3(e) (Variations to Delivery Schedules).

Annual Operational Delivery Schedule has the meaning given to it in Clause 12.2 (Operational Delivery Schedules).

Anti-corruption Laws means, in relation to a Party, all Laws relating to anti-bribery and corruption applicable to such Party including the UK Bribery Act 2010.

Base Price has the respective meanings set out in Part A (Fixed Price) of Schedule 6 (Price) and Schedule 6B (Price (From and after a Step-In)).

Bill of Lading has the meaning given to it in Clause 14.2(b) (Payment).

Biomass means wood pellets originating from any region that meet the Sustainability Requirements and the Specifications.

Business Day means a day other than a Saturday or Sunday or a day on which banking institutions are generally closed in the Country or the United States of America.

Change in Law means:

(a)                                 the coming into effect of any Law that is not in effect at the Agreement Date; and/or

(b)                                 the modification, repeal, change in legal interpretation or replacement of any Law after the Agreement Date.

Competent Authority means any national, state, local, regional or municipal government, ministry, governmental department, commission, board, bureau, agency, instrumentality, executive, legislative, judicial or administrative body having jurisdiction over the Facility or the delivery of Biomass under this Agreement.

Consent means any authorization, permit, consent or other such approval or regulation by or with any Competent Authority in any country relating to the supply of Biomass or to the performance by the Seller of any obligations under this Agreement.

Contract Price has the respective meanings set out in Part A (Fixed Price) of Schedule 6 (Price) and Schedule 6B (Price (From and after a Step-In)).

Control means the power, directly or indirectly, to direct or cause the direction of the management and policies of an entity, whether through the ownership of voting securities or any interest carrying voting rights, or to appoint or remove or cause the appointment or removal of any directors (or equivalent officials) or those of its directors (or equivalent officials) holding the majority of the voting rights on its board of directors (or equivalent body), whether by contract or otherwise.

Corrupt Act means, in relation to any person, the exercise by that person of any improper or corrupt influence over the actions of another person by directly or indirectly:

(a)                                 offering, promising or giving a financial or other advantage to such other person; or

(b)                                 requesting, agreeing to receive or accepting a financial or other advantage from such other person,

in a manner which is or, in the circumstances, could reasonably be expected to constitute a breach of any applicable Anti-corruption Laws.

Country means the United Kingdom of Great Britain and Northern Ireland.

DA Cap means an amount per Shipment equal to £65,000 for Vessels with a Scheduled Delivery Date prior to December 31, 2019, and thereafter escalating by 2.25% on January 1 of each year, with the first escalation on January 1, 2020.

Defaulting Party means, in relation to a Seller Event of Default, the Seller or, in relation to a Purchaser Event of Default, the Purchaser.

Delivery Failure has the meaning given to it in Clause 8.4(a) (Delivery Failure).

Delivery Point means, in relation to any Shipment the Initial Delivery Point or, if agreed in accordance with Clause 12.3, the relevant Alternative Delivery Point.

Delivery Shortfall has the meaning given to it in Clause 8.4(a) (Delivery Failure).

Delivery Window means, in relation to any Shipment, the period beginning 5 calendar days before the applicable Scheduled Delivery Date and ending on the day falling 5 calendar days after the applicable Scheduled Delivery Date.

Delivery Year means a calendar year, provided that the 1st Delivery Year shall be the 3 month period beginning on the First Full Supply Delivery Date.

Demurrage means, for any Vessel used to deliver Biomass under this Agreement, the amount (in US$) equal to the greater of (i) zero and (ii) (T – A) x R (in USD) where

(a)                                 T is the Actual Laytime used to discharge that Vessel, calculated in accordance with Clause 13.5 (Laytime) (in hours, or part thereof);

(b)                                 A is the Allowed Laytime for that Vessel (in hours, or part thereof); and

(c)                                  R is the demurrage rate (in USD/day) applicable to that Vessel as set out in the relevant Transportation Agreement and notified by the Seller to the Purchaser in accordance with Clause 13.2 (Vessels), divided by 24.

Despatch means, for any Vessel used to deliver Biomass under this Agreement, the amount (in US$) equal to the greater of (i) zero and (ii) (A – T) x R x 50% where

(a)                                 T is the Actual Laytime used to discharge that Vessel, calculated in accordance with Clause 13.5 (Laytime) (in hours, or part thereof);

(b)                                 A is the Allowed Laytime for that Vessel (in hours, or part thereof); and

(c)                                  R is the demurrage rate (in USD/day) applicable to that Vessel as set out in the relevant Transportation Agreement and notified by the Seller to the Purchaser in accordance with Clause 13.2 (Vessels), divided by 24.

Difference Price has the meaning given to it in Clause 8.4(c) (Delivery Failure), in relation to a Delivery Shortfall, and in Clause 8.5(c)(ii) (Take or Pay), in relation to a Take or Pay Shortfall.

Discharge Rate means:

(a)                                 for Vessels of greater than 24,000 Tonnes, 10,000 Tonnes per WWD;

(b)                                 for Vessels greater than 12,000 Tonnes and up to 24,000 Tonnes, 7,500 Tonnes per WWD;

(c)                                  for Vessels greater than 4000 Tonnes and up to 12,000 Tonnes, 5,000 Tonnes per WWD;

(d)                                 for Vessels up to 4,000 Tonnes, the number of Tonnes per WWD equal to the deadweight capacity of that Vessel.

Discharging Port means, in relation to the Initial Delivery Point, the port of Teesport, United Kingdom and, in the case of any Alternative Delivery Point, the port where the Alternative Delivery Point is located.

Discharging Port Weight Certificate has the meaning set forth in Schedule 3 (Agreed Weighing Procedure).

Early Delivery Schedule has the meaning set out in Clause 12.1(a).

Effective Date has the meaning set forth in Clause 3(b) (Conditions Precedent).

Event of Default means a Seller Event of Default or a Purchaser Event of Default.

Expiry Date has the meaning set forth in Clause 2 (Term of Agreement).

Extraneous Material means extraneous material, whether separate from or embedded in Biomass or not, which may delay or increase the cost of discharging the Biomass or cause damage to types of equipment, a Facility and/or related assets applicable to this Agreement, or affect the combustion process in a Facility, including mould or other substances present in concentrations harmful to health, metal, stone, pebbles, gravel, plastics, sacks, dunnage, process chemicals, demolition wood or wood containing halogenated compounds or wood preservatives or other foreign objects or material.

Facility means a biomass power station that uses Biomass sold by the Seller to the Purchaser as fuel, and including all components thereof and related facilities, and infrastructure located on or around the power station site and including all related infrastructure for the unloading, transhipment, conveyance, discharge and storage of fuel for use in the power station.

Final Price Confirmation Notice has the meaning given to it in Schedule 6 (Price).

Financing Party means any Person that provides debt, loans, credit or credit support, acts as counterparty on any interest rate or currency hedging arrangements, or provides other financing, to a Party.

First Analysis Certificate(s) has the meaning given to it in Schedule 4 (Sampling and Analysis Procedure).

First Full Supply Delivery Date means 01 October 2019.

Fixed Price means the price determined in accordance with Part A (Fixed Price) of Schedule 6 (Price) and Schedule 6B (Price (From and after a Step-In)), respectively, in each case from time to time.

Force Majeure has the meaning set forth in Clause 15.1 (Definition).

Free Pratique means the permission granted by the authorities at a port, being satisfied as to the state of health of those on board a Vessel on arrival, for them to make physical contact with the shore and the Vessel to berth.

FX Curve means, on any date the series of GBP£/US$ spot and forward rates which are published by Bloomberg on screen GBPUSD Curncy, section 8) FRD Fx Forward Calculator (taking the average of the bid and offer prices).

FX Rate means, for any Shipment, the one month forward GBP£/US$ forward rate which is specified in the FX Curve on the date of payment of the applicable invoice.

Good Industry Practice means good practices, methods and procedures usually employed in the biomass supply industry by producers involved in the procurement or supply of biomass to industrial customers in the Country.

Hourly Discharge Rate means, for any Vessel, the Discharge Rate divided by 24.

Incoterms 2010 means the 2010 edition of the International Commercial Rules for the Interpretation of Trade Terms published by the International Chamber of Commerce.

Independent Laboratory means a mutually accepted internationally recognised independent and ISO/IEC 17025 accredited laboratory with the required analyses standards prescribed in the Specifications in their accreditation scope.

Independent Marine Surveyor means an internationally recognized independent marine surveyor which shall have demonstrable skills to perform the draught survey in compliance with the United Nations Draught Survey Code, such as accredited to ISO/IEC 17020 with the United Nations Draught Survey Code in its scope.

Indexation Factor has the respective meanings set out in Part A (Fixed Price) of Schedule 6 (Price) and Schedule 6B (Price (From and after a Step-In)).

Initial Delivery Point means the Number 1 Quay located within the Discharging Port as illustrated in Schedule 7 (Location of Initial Delivery Point).

Inspection Certificate is a report from the Inspection Company containing all relevant information and any notes on deviation from procedures during the inspection process.  If performed, it will include the sampling certificate as described in the Sampling Standard, a preparation report, the Temperature Certificate and the Quality Condition Report.

Inspection Company means a mutually accepted internationally recognised independent and ISO/IEC 17020 or ISO/IEC 17025 accredited inspection company with the Sampling Standard prescribed in the Agreed Sampling and Analysis Procedure in their accreditation scope.

Interest Rate means LIBOR plus 3.5% (three point five per cent. per year).

Laws means:

(a)                                 any law (including the common law), statute, statutory instrument, regulation, instruction, direction, rule or requirement (in each case) of any Competent Authority (but, for the avoidance of doubt, only to the extent having force of law); or

(b)                                 any condition or other requirement of any required authorisation, licence, Consent, permit or approval of a Competent Authority (or of any exemption from the requirement to have the same).

Laytime means the amount of time taken (in hours and/or days) for unloading the Vessel at the Discharging Port, calculated in accordance with Clause 13.5 (Laytime), as set out in the relevant Laytime Statement.

Laytime Statement means, for any Vessel, the statement prepared by the Purchaser in accordance with Clause 13.6 (Demurrage and Despatch).

LIBOR means the 6-month London Interbank Offered Rate published in the Wall Street Journal on the last Business Day of the most recent month.

Loading Port means the port used by Seller to load any Shipment.

Longstop Date means 30 September, 2016.

Maintenance Flex Volume means Shipments of up to 45,000 Tonnes which the Purchaser is entitled to reschedule under Clause 12.3(c) (Variations to Delivery Schedules); provided, however, that such 45,000 Tonne figure is based on an Annual Base Quantity of 375,000 Tonnes and shall be reduced pro rata in respect of Delivery Years with a lower Annual Base Quantity, regardless of whether the relevant volumes are being deferred out of or brought into such Delivery Year.

Market Price means, in relation to

(a)                                 any Delivery Shortfall, the reasonable and documented price actually paid by the Purchaser for buying replacement biomass of a similar quality to Biomass under Clause 8.4(b) (Delivery Failure); and

(b)                                 any Take or Pay Shortfall, the reasonable and documented price actually received by the Seller for selling that Take or Pay Shortfall,

in each case, in the open market on arm’s length terms.

Master is the captain of the relevant Vessel.

Net Calorific Value or NCV means the net calorific value at constant pressure of any Biomass delivered under this Agreement as determined in accordance with Schedule 4 (Sampling and Analysis Procedure).

Non-Conforming Biomass has the meaning given to it in Clause 10.2 (Non-Conforming Biomass).

Non-Defaulting Party means, in relation to a Seller Event of Default, the Purchaser or, in relation to a Purchaser Event of Default, the Seller.

Notice of Readiness or NOR means a notice that the Vessel has arrived and is ready in all respects to berth and unload Biomass.

Notice of Termination has the meaning set forth in Clause 18.3 (Notice of Termination).

On Demurrage means, in relation to any Vessel, any time when the Demurrage calculated under this Agreement in relation to that Vessel would exceed zero.

Option Quantity means any amount of Biomass which the Seller agrees to sell and deliver and the Purchaser agrees to purchase and accept in accordance with Clause Error! Reference source not found.(b) (Option Quantities).

Owner means the owner or operator of a Vessel.

Parameters(s) are the characteristics described in the Specifications that define the quality of the Biomass.

Party and Parties have the meanings ascribed thereto in the introductory paragraphs of this Agreement.

Preparation Standard means the latest version of the standard for preparation as prescribed in the Specifications.

Price means the price of Biomass sold by the Seller to the Purchaser under this Agreement as calculated in accordance with Schedule 6 (Price) or Schedule 6B (Price (From and after a Step-In)), as applicable.

Purchaser has the meaning ascribed thereto in the introductory paragraphs of this Agreement.

Purchaser Change in Law means any Change in Law with respect to any Law of the Country or the jurisdiction of any Alternative Delivery Point.

Purchaser Event of Default means any of the evens referred to in Clause 18.2 (Purchaser Events of Default).

Quality Condition Report has the meaning given to it in Schedule 4 (Sampling and Analysis Procedure).

Rejection Notice has the meaning given to it in Clause 10.6 (Rejection).

Rules has the meaning set forth in Clause 27.1.

Sampling Standard means EN 14778, or such other standard to which the Parties may agree from time to time.

Scheduled Delivery Date means, in relation to any Shipment under this Agreement, the date set out in the relevant Annual Operational Delivery Schedule or agreed by the Parties or otherwise determined under Clause Error! Reference source not found. (Option Quantities).

Second Analysis Certificate(s) means the Analysis Certificate(s) issued by the Independent Laboratory appointed by and at the cost of the requesting Party and approved by both Parties for at least the Net Calorific Value as prescribed in the Specifications in accordance with the Testing Standard.

Seller has the meaning ascribed thereto in the introductory paragraphs of this Agreement.

Seller Change in Law means any Change in Law with respect to any Law of any country where biomass sold under this Agreement originates or is manufactured.

Seller Event of Default means any of the events referred to in Clause 18.1 (Seller Events of Default).

Shipment means each shipment of Biomass under this Agreement.

Shipment Value means, for any Shipment, the figure established in accordance with Clause 14.1 (Shipment Value).

Specifications means the chemical and other specifications described in Schedule 1 (Specifications).

SSHINC means Saturdays, Sundays and holidays included.

Starting USD Variable Price has the respective meanings set out in Part B (Variable Price) of Schedule 6 (Price) and Schedule 6B (Price (From and after a Step-In)).

Step-In has the meaning given to it in Clause 25.1(b) (Assignment).

Stevedoring Costs means all stevedoring and other costs associated with discharging any Shipment at the Delivery Port, and all cargo dues, berthage or wharfage charged at the Discharging Port.

Storage Option has the meaning given to it in Clause 12.5(a) (Storage).

Super Holiday means Christmas Day, Boxing Day and New Year’s Day; operations cease at 1800 hrs on the night prior to the Super Holiday and recommence at 0600 hrs on the day following the Super Holiday.

Sustainability Requirements means the sustainability requirements specified in Part B (Sustainability Criteria) of Schedule 8 (Sustainability Requirements), as amended from time to time in accordance with Clause 16.2 (Change in Sustainability Requirements).

Take or Pay Shortfall has the meaning given to it in Clause 8.5 (Take or Pay).

Tax means any present or future tax, levy, impost, duty, charge, assessment royalty, tariff or fee of any nature (including interest, penalties and additions thereto) that is imposed by any government or other taxing authority (whether or not for its benefit) in respect of any payment, nomination and allocation under this Agreement, and Taxes shall be construed accordingly. For the avoidance of doubt, Tax shall exclude: (i) any tax on net income or wealth; (ii) a stamp, registration, documentation or similar tax; and (iii) VAT.

Technical Dispute means (a) any dispute which this Agreement expressly provides will be a Technical Dispute or (b) in the absence of such an express provision, any dispute which the Parties agree, by its nature, must be resolved entirely by either (i) the application of engineering principles or such other specialized technical knowledge in order to reach resolution thereof or (ii) the application of financial, accounting, or tax standards and principles in order to reach resolution thereof, excluding any dispute that has already been resolved pursuant to the applicable provisions of this Agreement.

Technical Expert has the meaning set forth in Schedule 10 (Technical Dispute Resolution Procedures).

Temperature Certificate means the official report issued by the Inspection Company appointed by and at the cost of the Seller and approved by the Purchaser, in respect of the temperature measurements as described in the Agreed Sampling and Analysis Procedure.

Term has the meaning set forth in Clause 2 (Term of Agreement).

Termination Date has the meaning set forth in Clause 18.3 (Notice of Termination).

Termination Payment has the meaning set forth in Clause 18.4 (Termination Payment).

Testing Standard means the latest version of the standards for analyses as prescribed in the Specifications.

Tonne means a metric tonne of 1,000 kilograms or 2,204.62lbs.

Transportation Contract means any transportation contract entered into by the Seller with any Owner in relation to a Shipment.

Umpire Analysis Certificate(s) means the Analysis Certificate(s) issued by the Umpire Laboratory for the Parameters in accordance with Schedule 4 (Sampling and Analysis Procedure).

USD Variable Price has the respective meanings set out in Part B (Variable Price) of Schedule 6 (Price) and Schedule 6B (Price (From and after a Step-In)).

Variable Price has the respective meanings given to it in Part B (Variable Price) of Schedule 6 (Price) and Schedule 6B (Price (From and after a Step-In)).

VAT means:

(a)                                 any tax imposed in compliance with the Council Directive of 28 November 2006 on the common system of value added tax (EC Directive 2006/112); and

(b)                                 any other tax of a similar nature, whether imposed in a member state of the European Union in substitution for, or levied in addition to, such tax referred to in paragraph (a) above, or imposed elsewhere.

VAT Amount has the meaning set forth in Clause 14.6(a) (Taxes).

Vessel means any vessel which the Seller selects to transport any Shipment.

Vessel Criteria means the criteria set out in Schedule 5 (Performing Vessel Criteria).

VP Quantity means, for any Delivery Year from and after a Step-In, that part of the Annual Base Quantity to which the Variable Price (as defined in Schedule 6B (Price (From and after a Step-In))) applies, as set out in Schedule 2 (Annual Base Quantities), pro-rated for the Delivery Year in which a Step-In occurs based on the remaining Tonnage to be delivered during such Delivery Year upon the Step-In.

Weight Certificate has the meaning set forth in Schedule 3 (Agreed Weighing Procedure).

Working Day means any period of 24 consecutive hours SSHINC but not including Super Holidays.

WWD means any Working Day during which weather permits Vessel discharging operations.

1.2                               Interpretation

(a)                                 In this Agreement, except where the context requires otherwise:

(i)                                     words indicating one gender include all genders;

(ii)                                  words indicating the singular also include the plural and words indicating the plural also include the singular;

(iii)                               words indicating persons or parties include corporations and other legal entities, except where the context requires otherwise;

(iv)                              a person or a Party shall be deemed to include a reference to the relevant person’s or Party’s successors in title, permitted assigns and permitted transferees;

(v)                                 references to any statutory provision (including any secondary legislation) include such provision as modified, re-enacted or consolidated from time to time;

(vi)                              provisions including the word “agree”, “agreed” or “agreement” require the agreement to be recorded in writing;

(vii)                           “month” and “year” mean a calendar month and calendar year respectively;

(viii)                        references to “including”, “included”, or “include” will be read as if followed by the words “without limitation”; and

(ix)                              any reference to a document is to that document as amended, varied or novated from time to time otherwise than in breach of this Agreement or that document.

(b)                                 References to Recitals, Clauses, Subclauses, paragraphs, subparagraphs and Schedules shall be construed as reference to the recitals, clauses, subclauses, paragraphs, subparagraphs and schedules of this Agreement, unless otherwise specified.

(c)                                  Headings shall not be taken into consideration in the interpretation of this Agreement.

1.3                               Accuracy and Rounding

Unless otherwise expressly provided in this Agreement:

(a)                                 the calculation of all prices, charges and other sums owing under this Agreement and any adjustment required by the terms of this Agreement shall be performed to the nearest pence and one half of a pence shall be rounded up;

(b)                                 the calculation of any tonnage shall be rounded to the nearest tonne and one half of a tonne shall be rounded up; and

(c)                                  any other calculation involving figures set out or referred to in this Agreement shall be performed to the accuracy in which those figures are given.

2.                                      TERM OF AGREEMENT

Subject to Clause 3, this Agreement comes into force on the Agreement Date and continues in force through and including December 31, 2034 (the Expiry Date), subject to earlier termination in accordance with Clause 18 (Default and Termination) (the Term).

3.                                      CONDITIONS PRECEDENT

(a)                                 The rights and obligations of the Parties under Clauses 2 (Term of Agreement), 3 (Conditions Precedent), 16 (Change in Law and Sustainability Requirements), 19 (Representations and Warranties) and 20 (Anti-Bribery, Corruption and Counterparty Integrity) to 28 (Miscellaneous) (inclusive) will commence on the Agreement Date.

(b)                                 All other rights and obligations of the Parties under this Agreement will commence on the date on which the Purchaser has notified the Seller that it has secured a fully effective agreement to re-sell the Biomass to be delivered hereunder to a third party that owns a Facility (such date, the Effective Date).

(c)                                  If the Effective Date does not occur by the Longstop Date, then either Party may terminate this Agreement without liability upon providing written notice to the other Party at any time prior to the Effective Date.

4.                                      SALE AND PURCHASE OBLIGATIONS

4.1                               Sale and purchase of Biomass

During the Term, the Seller agrees to sell and make available to the Purchaser at the Delivery Point, and the Purchaser agrees to purchase and take delivery at the Delivery Point of, wood pellets in the quantities and in accordance with the price and other terms and conditions set forth in this Agreement.

4.2                               [Reserved]

4.3                               [Reserved]

4.4                               Right of Inspection

The Seller shall procure that the Purchaser (no more than once every three (3) months) may inspect, itself or via its designated representatives, any part of the Seller’s operations (or, to the extent practicable, those of its suppliers) related to the production, handling, processing, transport, sampling, analysis, loading, invoicing or delivery of Biomass under this Agreement, including all records related thereto (subject to confidentiality obligations herein), in each case to the extent necessary for Purchaser to confirm Seller’s compliance with this Agreement, provided that the Purchaser may only exercise such right during regular business hours, upon no less than thirty (30) days’ advance notice to the Seller and so as not to disrupt the operations of the Seller or its suppliers.

5.                                      TITLE AND RISK

5.1                               Title and risk of loss

(a)                                 Subject to Clause 10.7 (Rejection Implications) and Clause 14.5(b) (Late Payments), title to and risk of loss of all Biomass delivered by the Seller under this Agreement will pass to the Purchaser as the Biomass is loaded onto a Vessel (i.e. when it passes over the Vessel’s rail) at the Loading Port (in accordance with CIF Incoterms 2010 except as otherwise provided herein).

(b)                                 Without prejudice to Clause 10.7 (Rejection Implications), delivery shall be final and complete upon passage of title and risk under this Clause 5.1, notwithstanding Seller’s obligation to cause Shipments to arrive, or Purchaser’s obligation to accept and discharge such Shipments, in each case at the Discharging Port as and when required herein.

5.2                               No Adverse Claim

(a)                                 The Seller warrants and undertakes to ensure that it will, at the time title passes to the Purchaser under this Agreement, have good and valid title to all Biomass delivered to the Purchaser hereunder and that all such Biomass shall be free and clear of all liens, charges, mortgages, pledges, security interests, claims for taxes or royalties and other encumbrances or adverse claims.

(b)                                 If any claim (an Adverse Claim) arises as a result of a breach of Clause 5.2(a) above and attaches with respect to any such Biomass and/or monies due therefor:

(i)                                     the Seller must immediately remove such Adverse Claim or post a bond or other security therefor in accordance with applicable law and otherwise in a manner reasonably satisfactory to the Purchaser; and

(ii)                                  the Purchaser may, until such Adverse Claim is removed or a bond or other security has been so posted in accordance with the preceding paragraph, retain in escrow, as security for the performance of the Seller’s obligations with respect to any such Adverse Claim, all sums of money then due and owing by the Purchaser to the Seller and which may thereafter accrue to the Seller, up to the amount of the obligations secured by such Adverse Claim.

6.                                      [RESERVED]

7.                                      FULL SUPPLY COMMENCEMENT

7.1                               Full Supply Commencement

From and after the First Full Supply Delivery Date, the Seller must deliver and the Purchaser must accept Biomass at the Delivery Point on the terms and conditions specified in this Agreement.

7.2                               Annual Base Quantity Revision

(a)                                 [Reserved]

(b)                                 As further envisaged in Clause 12.3(c), the Purchaser may, on not less than 180 days written notice, inform the Seller that it wishes to adjust the Annual Base Quantity applicable to the remainder of that Delivery Year, or the following Delivery Year by transferring no more than the Maintenance Flex Volume between Delivery Years.  In the event that the Purchaser issues a notice under this paragraph (b):

(i)                                     any Shipment deemed as part of the Maintenance Flex Volume postponed by the Purchaser from one Delivery Year (the 1st Delivery Year) to the following Delivery Year (the 2nd Delivery Year) under this paragraph (b) will be added to the Annual Base Quantity for the 2nd Delivery Year.  The Purchaser shall not be permitted to make any further adjustments to the Annual Base Quantity for the 2nd Delivery Year under this Clause 7.2(b).

(ii)                                  any Shipment deemed as part of the Maintenance Flex Volume brought by the Purchaser from one Delivery Year (the 2nd Delivery Year) to the current Delivery Year (the 1st Delivery Year) under this paragraph (b) will be added to the Annual Base Quantity for the 1st Delivery Year and the Purchaser shall not be permitted to make any further adjustments to the Annual Base Quantity for either the 1st or the 2nd Delivery Years under this Clause 7.2(b).

(c)                                  The price of any Shipment moved by the Purchaser under either paragraphs (i) or (ii) above shall be the price which would have been applicable in the 2nd Delivery Year.  Notwithstanding anything to the contrary, this Clause 7.2(b) shall not apply to the first Delivery Year.

8.                                      BIOMASS QUANTITY

8.1                               [Reserved]

8.2                               Annual Base Quantity

For each Delivery Year through to the end of the Term the Seller will sell and deliver and the Purchaser will purchase and accept the Annual Base Quantity applicable to that Delivery Year.

8.3                               Option Quantities

(a)                                 [Reserved]

(b)                                 Option Quantities

(i)                                     The Purchaser may require the Seller, by written notice, to sell and deliver (in which case the Seller will sell and deliver and the Purchaser will purchase and accept) up to six (6) Shipments in the aggregate during the period from December 31, 2018 through September 30, 2019; provided, that the volume of each such Shipment shall be 50,000 Tonnes, +/- 10% at the Seller’s option.

(ii)                                  Any Purchaser’s notice under paragraph (b)(i) above shall be given simultaneously with Purchaser’s delivery of an Early Delivery Schedule in accordance with Clause 12.1(a).

8.4                               Delivery Failure

(a)                                 In the event that the Vessel delivering any Shipment of Biomass fails to tender valid NOR at the Discharging Port during the Delivery Window applicable to that Shipment (other than as a consequence of Force Majeure), then it shall constitute a Delivery Failure by the Seller and the quantity of Biomass to which the Delivery Failure relates shall constitute a Delivery Shortfall.

(b)                                 In the event of a Delivery Failure the Purchaser may (in its absolute discretion) elect to purchase a volume of biomass up to the Delivery Shortfall from a third party, in which case:

(i)                                     the Seller will reimburse to the Purchaser the Difference Price (as calculated in accordance with paragraph (c) below), in accordance with Clause 14.3 (Other Invoices); and

(ii)                                  (notwithstanding any such purchase from a third party), the Delivery Shortfall shall be deemed to have been delivered by the Seller and paid for by the Purchaser for purposes of Clause 8.5 (Take or Pay) and Clause 12.3(d) (Variations to Delivery Schedules).

(c)                                  The Purchaser shall calculate the Difference Price in relation to any Delivery Shortfall which shall be equal to:

(i)                                     the Market Price for the biomass purchased by the Purchaser under paragraph (b) above; less

(ii)                                  the portion of the Shipment Value of the Delivery Shortfall attributable to an amount of Biomass equal to the biomass purchased by the Purchaser under paragraph (b) above which would have been paid by the Purchaser had the Purchaser taken delivery of that Delivery Shortfall (assuming the Shipment Value for that Delivery Shortfall with a figure of V (as defined in Clause 14.1 (Shipment Value)) equal to seventeen (17) for the first Shipment and thereafter the weighted average Net Calorific Value of Shipments delivered over the prior 365-day period); plus

(iii)                               any reasonable and documented additional direct losses, costs or expenses incurred by the Purchaser in relation to the Seller failing to deliver the Delivery Shortfall (including additional transportation charges, legal costs, deadfreight, storage costs, handling costs, Taxes or duties, and interest), and actual damages and expenses suffered or incurred by the Purchaser as a result of entering into any agreements relating to that Delivery Shortfall.

If the Difference Price as calculated under this paragraph (c) would be a negative number, the Difference Price shall be deemed to be zero for that Delivery Shortfall.  The Purchaser will promptly notify the Difference Price to the Seller with reasonable supporting documentation.

(d)                                 For the avoidance of doubt, the Purchaser shall not be entitled to reject any Delivery Shortfall and the Seller shall be entitled to deliver (and the Purchaser shall be required to accept and pay for) that Delivery Shortfall outside of the relevant Delivery Window provided that (i) such delivery is at a time acceptable to the Purchaser which does not adversely interfere with biomass shipments from other suppliers but is otherwise as soon as reasonably practicable after the Shipment is available for delivery; and (ii) the Annual Operational Delivery Schedule and Annual Base Quantity shall be subject to adjustment in accordance with Clause 12.3(e) (Variations to Delivery Schedules) in the event that the Purchaser has purchased replacement biomass under paragraph (b) above.

8.5                               Take or Pay

(a)                                 The Parties agree that the Purchaser will purchase and accept from the Seller in each Delivery Year the Annual Base Quantity specified for that Delivery Year in Schedule 2 (Annual Base Quantities) (as amended in accordance with Clause 7.2 (Annual Base Quantity Revision) above).

(b)                                 In the event that the Purchaser fails to accept (or indicates to the Seller that it intends not to accept) delivery of a Shipment which has been scheduled as part of the Annual Operational Delivery Schedule or has otherwise been ordered and scheduled in accordance with Clause 8.3 (Option Quantities) (but which has not been removed from the Annual Operational Delivery Schedule under Clause 12.3(c) or (d) (Variations to Delivery Schedules)), or the Seller elects to cause title to revert to the Seller in accordance with Clause 14.5(b) other than as a result of:

(i)                                     a valid full or partial rejection of that Shipment as contemplated under Clause 10.6 (Rejection); or

(ii)                                  Force Majeure as contemplated under Clause 15.4 (Effect of Force Majeure),

then the quantity of the relevant Shipment not taken shall be the Take or Pay Shortfall provided that, for the avoidance of doubt, volumes of Biomass in relation to which the Storage Option is implemented shall not constitute a Take or Pay Shortfall volume.

(c)                                  In relation to any Take or Pay Shortfall:

(i)                                     the Seller shall use reasonable endeavours to sell the Take or Pay Shortfall at the best price reasonably obtainable in the market after taking into account any potential buyers of biomass notified to the Seller by the Purchaser; and

(ii)                                  the Seller will calculate the Difference Price in relation to the Take or Pay Shortfall which shall be equal to:

(A)                               the amount of the Shipment Value for that Take or Pay Shortfall (assuming a figure of V (as defined in Clause 14.1 (Shipment Value)) equal to seventeen (17) for the first Shipment and thereafter the weighted average

Net Calorific Value of Shipments delivered over the prior 365-day period); plus

(B)                               any reasonable and documented additional direct losses, costs or expenses incurred by the Seller in relation to the Purchaser failing to take delivery of the Take or Pay Shortfall (including additional transportation charges, transaction costs associated with unwinding agreements to hedge foreign exchange risk, legal costs, deadfreight, storage costs, handling costs, Taxes or duties, and interest), and actual damages and expenses suffered or incurred by the Seller as a result of entering into any agreements relating to that Take or Pay Shortfall; less

(C)                               the Market Price for that Take or Pay Shortfall.

If the Difference Price as calculated under this paragraph (ii) would be a negative number, the Difference Price shall be deemed to be zero for that Take or Pay Shortfall.  The Seller will promptly notify the Difference Price to the Purchaser with reasonable supporting documentation.

(iii)                             If the Difference Price calculated under paragraph (ii) above is a positive number an amount equal to the Difference Price (less any amount actually paid by the Purchaser in relation to that Take or Pay Shortfall in accordance with Clause 14.2 (Payment)) shall be payable by the Purchaser to the Seller in accordance with Clause 14.3 (Other Invoices).

9.                                      WEIGHING, SAMPLING AND TESTING

In this Agreement:

(a)                                 all determinations involving the sampling and testing of biomass will be made in accordance with the Agreed Sampling and Analysis Procedure; and

(b)                                 all weight determinations must be made in accordance with the Agreed Weighing Procedure.

10.                               BIOMASS QUALITY

10.1                        Biomass Specifications

The Seller must:

(a)                                 ensure that all biomass delivered under this Agreement meets the Specifications;

(b)                                 keep the Purchaser informed in advance of any matter which may materially affect the quality of biomass to be delivered under this Agreement and comply with any reasonable request made by the Purchaser for additional information to enable investigation by the Purchaser relating to the quality of any biomass; and

(c)                                  co-operate in good faith with the Purchaser to agree upon actions to be taken by the Parties to minimise any operational problems which may be experienced by the Purchaser associated with:

(i)                                     the handling of the Biomass;

(ii)                                  Extraneous Material in the biomass at the time of delivery; or

(iii)                               other undesirable properties of the biomass at the time of delivery.

10.2                        Non-Conforming Biomass

A Shipment shall be defined as Non-Conforming Biomass where either:

(a)                                 the final and binding result for any characteristic, test or measurement set forth in the finally applicable Analysis Certificate falls outside of the Acceptance Level for such characteristic as set out in the Specifications;

(b)                                 the Shipment contains material amounts of Extraneous Material which the Seller cannot remedy within forty eight (48) hours of notice in accordance with Clause 10.3 (Extraneous Material) (or such longer period as the Purchaser may in its absolute discretion agree); or

(c)                                  any Shipment fails to comply with the Sustainability Requirements as contemplated under Clause 11 (Sustainability).

10.3                        Extraneous Material

(a)                                 If a Shipment is found by the Purchaser to contain material amounts of Extraneous Material, the Purchaser shall immediately inform the Seller.

(b)                                 The Seller shall procure that the Shipment is conformed so that all material amounts of Extraneous Material are removed within forty eight (48) hours of notice in accordance with paragraph (a) above (or such longer period as the Purchaser may in its absolute discretion agree).

(c)                                  In the event that the Seller does not conform the Shipment within the period specified in paragraph (b) above, the provisions of Clause 10.4 (Notification) to 10.9 (Indemnity) shall apply.

(d)                                 The Seller shall not be liable if the Extraneous Material or any condition or quality of the Biomass was caused or introduced after discharge of the Biomass commences at the Delivery Point, and the Purchaser shall bear the burden of proof to establish that such Extraneous Material, condition or quality was present in the Shipment prior to commencement of discharge of the Biomass at the Delivery Point.

10.4                        Notification

(a)                                 As soon as reasonably practicable after the Seller becomes aware that the Shipment which is being delivered at the Delivery Point, or which is about to be delivered is Non-Conforming Biomass, it shall:

(i)                                     serve notice of that fact on the Purchaser, specifying the nature and extent of the Non-Conforming Biomass and the cause and probable duration of the Non-Conforming Biomass;

(ii)                                  take such steps as are reasonably practicable to procure that the Shipment ceases to constitute Non-Conforming Biomass as soon as reasonably practicable,

and the Seller shall keep the Purchaser fully informed in relation to the problem and the steps being taken to remedy it.

(b)                                 If a Shipment is found by the Purchaser, as applicable, at loading or on discharge, to be Non-Conforming Biomass, the Purchaser shall promptly notify the Seller thereof.

10.5                        Non-Conforming Biomass

(a)                                 If the Shipment supplied by the Seller is found to be Non-Conforming Biomass, the Purchaser and the Seller shall, commencing on the date of the first notice given by one Party to the other thereof, commence good faith negotiations for a period not to exceed three (3) calendar days (or such longer period as the Parties may agree) to determine whether there are amended terms under which they are prepared to proceed with the relevant Shipment.

(b)                                 If agreement on amended terms is reached within the three (3) calendar days (or such longer period of time, if agreed) of negotiations, as applicable, the relevant Shipment shall continue under the agreed amended terms.

(c)                                  If no agreement is reached by the last day of negotiations, the Purchaser shall be entitled to reject the Shipment in accordance with Clause 10.6 (Rejection) and 10.9 (Indemnity).

10.6                        Rejection

If the Purchaser wishes to reject a Shipment as contemplated in Clause 10.5 (Non-Conforming Biomass), the Purchaser shall give notice (a Rejection Notice) to the Seller or in writing stating that that Shipment is rejected.  Any Shipment which the Purchaser rejects under this provision shall be deemed to have been delivered and paid for for the purposes of Clause 8.5 (Take or Pay) and Clause 12.3(d) (Variations to Delivery Schedules).

10.7                        Rejection Implications

If the Purchaser gives a Rejection Notice to the Seller:

(a)                                 any title and/or risk of the Shipment so rejected shall immediately pass, or, as applicable, return, to the Seller, and the Purchaser shall be discharged from all obligations under this Agreement in relation to the rejected Shipment as of the time of the giving of such Rejection Notice;

(b)                                 in the event Purchaser has paid in respect of all or part of the Shipment to the Seller, Seller will refund the amount paid by Purchaser within 5 Business Days of demand and until repayment by the Seller, the Purchaser is entitled to withhold the Shipment and may, to mitigate its damages, procure its resale to a third party applying any proceeds of such sale first in settlement of damages owed to it by the Seller;

(c)                                  the Purchaser may by written notice to the Seller delivered within 5 Business Days following the date of receipt of the Purchaser’s Rejection Notice, require the Seller to deliver an additional quantity of Biomass up to the equivalent quantity contained in the rejected Shipment, such quantity to be delivered by the Seller as part of Shipments scheduled to be delivered within the next three months and the relevant Annual Operational Delivery Schedule(s) shall be deemed revised accordingly;

(d)                                 without first being obliged to exercise any of the other rights under this Clause 10.7, the Purchaser may purchase Biomass from a third party as though a Delivery Failure had occurred, in which case the provisions of Clauses 8.4 (b), (c) and (d) shall apply; and

(e)                                  the Purchaser shall permit (to the extent practicable) the Seller to pick up, at the Seller’s sole expense, any Shipment rejected after its delivery to the Purchaser.

10.8                        Partial Rejection

In the event that the Purchaser elects to reject part of a Shipment and accepts part of that same Shipment, the Purchaser shall only pay the Price in relation to the part of the Shipment that has been accepted.  The Parties shall co-operate in good faith to segregate portions of the biomass in any Shipment in order to minimize the quantity of Biomass to be deemed Non-Conforming Biomass hereunder.  To the extent that any biomass can be so segregated, only the portion of any Shipment constituting Non-Conforming Biomass may be subject to rejection by Purchaser.

10.9                        Indemnity

In the event that:

(a)                                 any Shipment is delivered at the Delivery Point which constitutes Non-Conforming Biomass or contains Extraneous Material; or

(b)                                 the Purchaser issues a Rejection Notice in relation to a Shipment in accordance with Clause 10.6 (Rejection) other than in respect of a Delivery Failure,

then, in addition to any liquidated damages payable in relation to that Shipment in accordance with Clause 11.4 (Sustainability Damages), but without duplication of other amounts payable by the Seller under Clauses 8.4 (b) and (c) (Delivery Failure), the Seller shall (except in respect of any event of Force Majeure affecting the Seller in relation to such Non-Conforming Biomass or Extraneous Material) indemnify the Purchaser within 10 Business Days of demand from and against all reasonable and documented direct costs, loss, damage and expense for which the Purchaser is or becomes liable (including demurrage during negotiations or otherwise, additional stevedoring charges, wasted or increased shipping costs, Taxes or duties incurred by the Purchaser and, from and after a Step-In, any damage to a Facility or any equipment used to discharge the Biomass), and, prior to a Step-In, any damages payable by the Purchaser to a third party that contracts with the Purchaser to repurchase Biomass from the Purchaser for use in a Facility, in each case as a result of the delivery of such Non-Conforming Biomass or quantities of Extraneous Material.  For the avoidance of doubt, the obligations of the Seller in this Clause 10.9 shall continue to apply even if the Purchaser has burned the Biomass.

10.10                 Continuing Obligation to Perform

The pendency of any dispute as to the quantity, quality or other characteristics of any biomass tendered or delivered by the Seller to the Purchaser hereunder shall not in any manner relieve the Parties of their respective ongoing and continuing obligations under this Agreement.

11.                               SUSTAINABILITY

11.1                        Sustainability Guarantee

The Seller shall ensure that all Biomass delivered under this Agreement meets the Sustainability Requirements.

11.2                        Sustainability Documentation

In relation to all Biomass supplied under this Agreement, the Seller shall supply the documentation listed in Part C (Sustainability Documentation) of Schedule 8 (Sustainability Requirements) at the times listed in that Schedule.

11.3                        Sustainability Remedies

If the Seller delivers or attempts to deliver a Shipment of biomass under this Agreement which does not conform to the Sustainability Requirements, then

(a)                                 if prior to combustion or consumption in a Facility, the Seller notifies the Purchaser or the Purchaser becomes aware (provided that the Purchaser shall not be responsible for checking any documentation provided by the Seller pursuant to Clause 11.2 (Sustainability Documentation) that such biomass did not at the time of discharge or attempted discharge at the Delivery Point, conform to the Sustainability Requirements then the provisions of Clauses 10.5 (Non-Conforming Biomass) to Clause 10.9 (Indemnity) shall apply to that Shipment and the provisions of Clause 11.4 (Sustainability Damages) shall not apply; or

(b)                                 if after its combustion or consumption in a Facility, it is discovered that the Biomass did not, at the time of delivery to the Delivery Point comply with the Sustainability Requirements then the Seller shall indemnify the Purchaser in accordance with Clause 11.4 (Sustainability Damages).

11.4                        Sustainability Damages

The Seller shall indemnify the Purchaser within ten (10) Business Days of demand from and against all reasonable and documented direct costs, loss, damage and expense for which the Purchaser is or becomes liable, and any damages payable by the Purchaser to a third party that contracts with the Purchaser to repurchase Biomass from the Purchaser for use in a Facility, in each case as a result of the failure of the Seller to comply with the Sustainability Requirements.

12.                               DELIVERY

12.1                        Early Delivery Schedule

(a)                                 The Purchaser shall specify in any notice delivered pursuant to Clause 8.3(b)(i) the proposed delivery schedule for such quantities (the Early Delivery Schedule), which shall specify:

(i)                                     the number of Shipments required during the applicable period; and

(ii)                                  the Scheduled Delivery Date in relation to each Shipment; provided, that the first day of the Delivery Window for the first Scheduled Delivery Date shall be no earlier than 30 days after the date of such notice.

(b)                                 The Early Delivery Schedule shall be binding once agreed between the Parties, and the Seller shall agree and comply with the Early Delivery Schedule proposed by the Purchaser provided that:

(i)                                     the Purchaser may adjust the Scheduled Delivery Dates with respect to the first two Shipments by giving notice to the Seller at least thirty (30) days prior to such existing and adjusted Scheduled Delivery Dates;

(ii)                                  the Purchaser may adjust the Scheduled Delivery Dates with respect to the next two Shipments by giving notice to the Seller at least sixty (60) days prior to such existing and adjusted Scheduled Delivery Dates; and

(iii)                               the Purchaser may adjust the Scheduled Delivery Dates with respect to the final two Shipments by giving notice to the Seller at least ninety (90) days prior to such existing and adjusted Scheduled Delivery Dates.

12.2                        Operational Delivery Schedules

(a)                                 On or before the date falling 60 Business Days prior to the start of each Delivery Year (including the first Delivery Year), the Purchaser shall declare to the Seller the programme for deliveries of Biomass for that Delivery Year (which shall be for a volume equal to the Annual Base Quantity for the relevant Delivery Year as set out in Schedule 2 (Annual Base Quantities), as amended under Clause 7.2 (Annual Base Quantity Revision)).  The programme shall set out a schedule of Shipments based on an average Shipment size of 48,000 Tonnes and the Scheduled Delivery Dates for each Shipment (and each Delivery Window shall fall within a thirty-day period with the prior and/or following Delivery Window).

(b)                                 The VP Quantity shall comprise the first Tonnes delivered in each Delivery Year from and after a Step-In.

(c)                                  The delivery schedule for a Delivery Year that is declared by the Purchaser in accordance with this Clause 12.2 (Operational Delivery Schedules) is the Annual Operational Delivery Schedule for that Delivery Year.

(d)                                 The Purchaser may establish the Delivery Schedule for Delivery Years with a duration less than 12 months to provide for the delivery of the Annual Base Quantity to be delivered within the number of months comprising those Delivery Years.

(e)                                  On or before the date falling 60 days prior to the start of each Delivery Window contemplated in the Annual Operational Delivery Schedule, the Seller shall notify the Purchaser of the number of Vessels it expects to deploy within that Delivery Window in order to deliver the scheduled volume.  Any such notification shall be binding on the Seller.  The Seller may select Shipment sizes of between 5,000 to 52,000 MT in its sole discretion, provided that

(i)                                     the volume delivered between the start of any one Delivery Window and the end of the next following Delivery Window is within +/- 10% of the aggregate volumes scheduled to be delivered during such two consecutive Delivery Windows as set out in the Annual Operational Delivery Schedule; and

(ii)                                  the volumes delivered are consistent with the provisions of paragraph 12.3(d).

(f)                                   The Purchaser may propose changes to the Shipment sizes, always within the range specified in paragraph (e) above, declared by Seller pursuant to paragraph (e) above to the extent necessary to coordinate such Shipments with other volumes that may be sold by the Purchaser to a third party that owns a Facility, and the Seller shall accommodate any such proposals, provided that any increased costs to Seller resulting from such selection shall be for the Purchaser’s account.  To the extent that the Seller fails to accommodate such proposals, the Seller shall indemnify the Purchaser within 10 Business Days of demand from and against all reasonable and documented direct costs, loss, damage and expense for which the Purchaser is or becomes liable (including demurrage), and any damages payable by the Purchaser to a third party that contracts with the Purchaser to repurchase Biomass from the Purchaser for use in a Facility, in each case as a result of the failure to accommodate such proposals.

(g)                                  In each Delivery Year, the Seller shall deliver, and the Purchaser shall accept, Shipments equal to the Annual Base Quantity for that Delivery Year.

12.3                        Variations to Delivery Schedules

(a)                                 Once established pursuant to Clause 12.2 (Operational Delivery Schedules), the Scheduled Delivery Dates for Shipments for the relevant Delivery Year shall be binding on the Parties unless adjusted in accordance with this Clause 12.3.

(b)                                 [Reserved].

(c)                                  The Purchaser may (no more than three (3) times during the Term) adjust the Annual Operational Delivery Schedule for any Delivery Year in relation to any delivery scheduled to occur no earlier than 180 days after that notice, in order to reschedule the Scheduled Delivery Date for one or more Shipments up to the Maintenance Flex Volume, in order to take into account any scheduled outages, shut-downs and maintenance periods for a Facility of up to 45 days per calendar year.  The Purchaser may not make any such amendment more than one time per calendar year.  The Purchaser may reschedule the Maintenance Flex Volume for a date later or earlier in that Delivery Year (but if earlier, to a Scheduled Delivery Date falling no earlier than 180 days after the date of notice).  The Purchaser may reschedule the Maintenance Flex Volume into the following Delivery Year, in which case the provisions of Clause 7.2 (Annual Base Quantity Revision) will apply.  Notwithstanding anything to the contrary, this paragraph (c) shall not apply to the first Delivery Year.

(d)                                 If, at any time, the volume of Biomass (in GJ) delivered by the Seller (including any volume deemed to have been delivered by the Seller under Clause 8.4(b)) exceeds the volume scheduled to be delivered under the relevant Annual Operational Delivery Schedule for the applicable Delivery Year by more than 5%, then Purchaser may notify the Seller that it wishes to cancel one or more cargoes during the remaining months of that Delivery Year in order to ensure that the overall volume of Biomass delivered (in GJ) does not exceed the volume set out in the Annual Operational Delivery Schedule by more than 2%.  The Seller may propose an alternative method of reducing delivery volumes to achieve this aim, and the Purchaser (acting reasonably) will consider whether to adopt the approach proposed by the Seller, failing which the Purchaser may cancel one or more cargoes as above.  Any volumes so cancelled will be removed from the Annual Operational Delivery Schedule, and the Seller will be under no further obligation to deliver those cargoes and the Purchaser will be relieved from its obligations under Clause 8.5 (Take or Pay) in relation to those cargoes.

(e)                                  If the Purchaser purchases biomass in accordance with Clause 8.4(b) (Delivery Failure) then the Parties will seek to agree to revisions to the Annual Operational Delivery Schedule(s) to reflect an equivalent Annual Base Quantity reduction and if the Parties fail to reach agreement then the Seller will ensure that the volume of Biomass it delivers during the three months (or longer, to the extent that the relevant Annual Operational Delivery Schedule(s) does not contemplate at least the amount of such reduction during such three-month period) following the relevant Delivery Shortfall will be reduced by the amount of biomass purchased by the Purchaser in accordance with Clause 8.4(b) (Delivery Failure) and the relevant Annual Operational Delivery Schedule(s) shall be deemed revised accordingly.

(f)                                   If so requested by either Party, the Parties will discuss in good faith with a view to agreeing any other proposed revisions to the Annual Operational Delivery Schedule from time to time not expressly provided for in paragraph (c) above.  If the Parties fail to agree any such revisions, then the then current Annual Operational Delivery Schedule shall continue to apply.

12.4                        Delivery Timings

The Seller shall cause the Vessel carrying any Shipment to tender NOR at the Discharging Port within the Delivery Window applicable to the relevant Scheduled Delivery Date.

12.5                        Storage

(a)                                 The Purchaser may, in relation to any Shipment scheduled in the then current Biomass supply schedule, notify the Seller at least four (4) months prior to the applicable Scheduled Delivery Date that it wishes the Seller to defer or place the relevant Shipment in storage for a period of up to twelve (12) months or such longer period as the Parties may agree (the Storage Option).

(b)                                 If the Purchaser issues a notice in accordance with paragraph (a) above, the Purchaser and the Seller shall, commencing on the date of the first notice given by one Party to the other thereof, commence good faith negotiations to agree the terms (including limitations on stored or deferred volume) on which the Storage Option will be implemented for that Shipment.  The Purchaser shall in any event be responsible for all losses, costs and expenses associated with implementing the Storage Option, including losses associated with quality deterioration.

(c)                                  The Parties shall implement the Storage Option for a Shipment upon the terms agreed in accordance with paragraph (b) above.

13.                               SHIPPING

13.1                        Shipping and Alternative Delivery Point

(a)                                 The Seller is responsible for procuring and paying for all loading and transportation of all Biomass sold under this Agreement, including sourcing sufficient Vessels to meet all delivery schedules under this Agreement.

(b)                                 The Seller will be responsible for all costs and expenses associated with loading and shipping Biomass from the Loading Port to the Discharging Port and will, subject to the remaining provisions of this Clause 13, settle demurrage and despatch due to the Owner in accordance with the relevant Transportation Contract.

(c)                                  In the event that the Purchaser is not reasonably able to accept delivery of a Shipment at the Discharging Port as a consequence of operational issues affecting any facilities at the Discharging Port or a Facility, the Purchaser may at any time at least five (5) days prior to a Vessel’s expected arrival at the relevant Discharging Port if the Alternative Delivery Point is the Port of Tyne or the Port of Immingham, or no later than five (5) days after the date of the relevant Bill of Lading in the case of any other Alternative Delivery Point, identify an Alternative Delivery Point for the Shipment in which case:

(i)                                     the Seller shall be required to deliver the Shipment to that Alternative Delivery Point (unless, in relation to ports other than Port of Tyne, Port of Immingham, Port of Liverpool, ARA (Amsterdam — Rotterdam — Antwerp), Port of Ghent or Port of Copenhagen, the Seller provides reasonable objection thereto); and

(ii)                                  the Purchaser and Seller shall agree (both acting reasonably) an adjustment to the applicable Shipment Value to reflect any increase or reduction in transportation costs as compared to the transportation costs of delivery to the Initial Delivery Point.

13.2                        Vessels

(a)                                 In respect of each Shipment hereunder, the Seller shall, by no later than seven (7) days prior to commencement of the period specified for loading of a shipment in the applicable Biomass supply schedule, advise the Purchaser with details of a Vessel meeting the Vessel Criteria (a Notice of Pre-Advice) and which is in all respects suitable for loading and carrying Biomass.  The Seller may, by no later than three (3) days prior to a Vessel’s expected time of arrival at the Loading Port, provide the Purchaser a revised Notice of Pre-Advice with details of a substitute Vessel meeting the Vessel Criteria, which must be in all respects suitable for loading and carrying Biomass and of similar size and capacity as the originally nominated Vessel.  Each Notice of Pre-Advice shall contain:

(i)                                     details of the Vessel identified for the carriage of each Shipment;

(ii)                                  the date of expected readiness to load at the Loading Port;

(iii)                               the demurrage rate applicable under the relevant Transportation Agreement; and

(iv)                              the approximate quantity of Biomass to be loaded.

(b)                                 The Purchaser may notify the Seller if it does not consider that a Vessel notified under paragraph (a) above satisfies the Vessel Criteria at any time within 24 hours following receipt of notification.  No notice (or lack of notice) by the Purchaser under this provision shall transfer to the Purchaser any responsibility for ensuring that the Vessel satisfies the Vessel Criteria or is otherwise suitable for transporting Biomass under this Agreement.

(c)                                  The Seller shall keep Purchaser promptly informed of any material changes of the date of the Vessel’s expected time of arrival at the Loading Port.

(d)                                 The Seller shall keep Purchaser promptly informed of any circumstances which might reasonably be expected to have an impact on Seller’s ability to deliver Shipments to meet the relevant Annual Operational Delivery Schedule or Early Delivery Schedule.  The Purchaser shall keep the Seller promptly informed of any circumstances which might reasonably be expected to have an impact on the Purchaser’s ability to discharge Shipments and receive cargo.

(e)                                  Upon the Seller providing the details as stipulated under paragraph (a) above, the Purchaser will provide a Vessel/Shipment identification number to the Seller.  The Seller and the Purchaser will use such identification number on all correspondence, documents, analyses and invoices for such Shipment.

13.3                        Loading and Sea/Ocean Shipping

(a)                                 The Seller shall enter into Transportation Agreements with owner(s) of Vessels nominated hereunder for carriage of Shipments on arm’s length terms.  The Seller shall procure from the Master(s) of the Vessel(s) clean shipped on board, freight pre-paid bills of lading consigned to the Purchaser’s order, and evidencing the Shipment on board the Vessel(s) of the Biomass.

(b)                                 The Seller shall give regular updates to Purchaser of expected arrival times of the Vessel at the Discharging Port.

(c)                                  The Seller shall obtain any export licence or other official authorisation and shall carry out all customs formalities necessary for the export of each Shipment.  Licenses and permits shall be obtained in a timely manner such that loading of the Shipment is not delayed.  All costs associated with such licenses and permits, including the cost caused by any delay (except to the extent such delay is caused by an act or omission of Purchaser or its agents or representatives, for which Purchaser shall be responsible), are for the account of the Seller.

(d)                                 The Seller and/or its appointed servants or agents shall load, stow and trim the Shipment on board the Vessel on a spout trimmed basis in compliance with the International Maritime Solid Bulk Cargoes Code 2009 (IMSBC), as revised from time to time and always to the satisfaction of the Master.

(e)                                  Within two (2) Business Days of completion of loading of a Shipment, the Seller shall send a notice to the Purchaser (a Loading Completion Notice) confirming:

(i)                                     that loading has been completed;

(ii)                                  the loaded quantity of Biomass in the Shipment;

(iii)                               the expected time and date of arrival of the Vessel at the Discharging Port; and

(iv)                              the demurrage rate applicable to that Vessel under the relevant Transportation Agreement (together, if so requested by the Purchaser, with a copy of the relevant Transportation Agreement), and, in relation to paragraphs (ii) and (iv) above, providing an explanation to the Purchaser of any differences between the information in the Loading Completion Notice and the corresponding figures in the Notice of Pre-Advice.

13.4                        Discharge

(a)                                 The Purchaser guarantees to the Seller a safe port and a safe berth facility or area at the Discharging Port suitable for nominated Vessels meeting the Vessel Criteria, where the Vessel can safely reach and safely leave and where she can always lie safely afloat during discharging.

(b)                                 In accordance with the prevailing custom of the Discharging Port, the Seller shall cause a NOR to be tendered by the Master of the Vessel or its agents by fax and/or telex and/or e-mail on arrival of the Vessel at the Discharging Port, any time day or night, Saturdays, Sundays and holidays included, whether in berth or not, whether in Free Pratique or not, whether customs cleared or not.

(c)                                  All Stevedoring Costs (and any costs referred to in paragraph (d)(ii) below in excess of the DA Cap) incurred in connection with discharging the Shipment at the Discharging Port shall be for the Purchaser’s account.

(d)                                 The Seller shall pay

(i)                                     all costs incurred in relation to the carriage of the Shipment to the Discharging Port; and

(ii)                                  all other costs (other than Stevedoring Costs or amounts payable by the Purchaser pursuant to Clause 13.4(c)) incurred at the Discharging Port including duties, fees, Taxes, quay dues and any other charges due in respect of the Vessel, as well as pilotage, mooring and towage expenses incurred at the Discharging Port up to (for any Vessel) the amount of the DA Cap.

(e)                                  As between the Purchaser and Seller, the Purchaser shall be directly responsible to Owner of a Vessel for any damage and/or all time used or lost as a result of such damage, such damage resulting from the acts or omissions of the Purchaser or its agents.  The Purchaser undertakes to the Seller that it shall settle any such claims with the Owner directly.  The Purchaser will also be responsible for repairs resulting from the acts or omissions of the Purchaser in respect of any such damage to the Vessel which also affects the Vessel’s seaworthiness, with any time lost for such repairs to count as Laytime.  The Seller, if so requested, may render assistance to the Purchaser with the Purchaser’s discussions with the Owner.

(f)                                   The Seller undertakes that it shall ensure that the Owner and/or Master shall always (to the extent available and functioning) provide lights onboard the Vessel at no additional expense whenever reasonably asked by the Purchaser during unloading.

13.5                        Laytime

(a)                                 For the purposes of this Agreement:

(i)                                     Laytime shall commence twelve (12) hours after a valid NOR is tendered unless discharging operations commence before the expiry of this twelve (12) hour period (in which case Laytime shall run from the time discharging operations commence);

(ii)                                  Laytime shall cease counting upon completion of discharge of the Vessel and shall not, save as expressly set out in this Agreement, cease counting for any reason once the Vessel is On Demurrage until completion of discharge;

(iii)                               time spent shifting from anchorage to discharge berth shall not count as Laytime;

(iv)                              Laytime shall not include the periods in paragraph (b) below; and

(v)                                 the Purchaser can shift the Vessel at the Discharging Port from one berth to another or to anchorage.  If the Purchaser exercises this right, any resulting shifting expenses shall be for the Purchaser’s account and any time so used shall count as Laytime.

(b)                                 Laytime will not run for the following periods and in the following circumstances:

(i)                                     if and for so long as an independent marine inspector determines that the Vessel is not capable of being discharged safely in accordance with Good Practice except where the Vessel is already On Demurrage if caused for reasons within the control of the Purchaser or the operator of the Discharging Port and otherwise even if the Vessel is already On Demurrage;

(ii)                                  during periods of Force Majeure except where the Vessel is already On Demurrage;

(iii)                               if a Vessel is neaped, unless such neaping is caused by the Vessel being delayed from berthing at the quay for more than 12 hours for reasons within the control of the Purchaser or the operator of the Discharging Port even where the Vessel is already On Demurrage;

(iv)                              during adverse weather conditions where the operator of the Discharging Port has consequently had to postpone or cease discharge, and whether the Vessel is in the Discharging Port or not or whether the Vessel is in berth or not except where the Vessel is already On Demurrage;

(v)                                 in the time lost due to any cause attributable to a Vessel, her Master, her crew, or her Vessel Owners which affects the berthing and discharge of the Vessel even where the Vessel is already On Demurrage.

(vi)                              in the time lost if discharge is interrupted by the Vessel in order to conduct business on behalf of the owner of the Vessel even if the Vessel is already On Demurrage;

(vii)                           in the time lost if discharge is interrupted due to insufficient ballast pump capacity in relation to the unloading rate even if the Vessel is already On Demurrage;

(viii)                        during Super Holidays, unless the parties have made a separate written agreement to discharge during a Super Holiday except where the Vessel is already On Demurrage;

(ix)                              in the time lost if discharge is interrupted by the Vessel’s Master or by the Vessel’s crew’s implementation of the Blu Code even if the Vessel is already On Demurrage;

(x)                                 time lost due to the occupation of the quay by another Vessel except where that Vessel is On Demurrage; or

(xi)                              as a result of problems arising directly and/or indirectly due to the Shipment constituting Non-Conforming Biomass or containing Extraneous Materials even if the Vessel is already On Demurrage.

13.6                        Demurrage and Despatch

(a)                                 Within 10 Business Days of completion of discharge of any Vessel, the Purchaser shall prepare a Laytime Statement in relation to that Vessel setting out:

(i)                                     the start of Laytime for that Vessel under this Agreement,

(ii)                                  the end of Laytime for that Vessel under this Agreement;

(iii)                               the Allowed Laytime for that Vessel under this Agreement;

(iv)                              the Actual Laytime for that Vessel under this Agreement;

(v)                                 the applicable demurrage rate for that Vessel, as notified by the Seller to the Purchaser under Clause 13.2(a)(iii) (Vessels); and

(vi)                              the Demurrage (if any) or Despatch (if any) payable by the Purchaser (or the Seller as the case may be) under this Clause 13.6 (Demurrage and Despatch).

(b)                                 Subject to paragraph (d) below, if the Actual Laytime exceeds the Allowed Laytime for any Vessel, the Purchaser shall pay Demurrage to the Seller.

(c)                                  If the Actual Laytime used is less than the Allowed Laytime for any Vessel, the Seller shall pay Despatch to the Purchaser.

(d)                                 If, at any time:

(i)                                     the Seller has arranged for more than one Vessel to deliver the volume of fuel scheduled to be delivered in any one Delivery Window in any Annual Operational Delivery Schedule, then the Purchaser shall not, to the extent due to congestion at the Delivery Point caused by Seller so arranging for more than one Vessel during any one Delivery Window, be required to pay any amount in respect of demurrage on Vessels tendering NOR during that Delivery Window other than the first such Vessel; or

(ii)                                  any Vessel tenders NOR outside its Delivery Window then the Purchaser shall not be required to pay any amount in respect of Demurrage on that Vessel between the time NOR is tendered and commencement of discharging, except, in each case, to the extent such Demurrage has been caused by any actual breach by the Purchaser of its obligations hereunder.

(e)                                  Any Party to whom an amount is expressed to be owed under the Laytime Statement in paragraph (a) above may submit an invoice therefor to the other party within 10 Business Days of receipt of the Laytime Statement.  Any Party shall pay an amount invoiced in connection with a Laytime Statement within 20 Business Days of receipt of invoice.

(f)                                   For the avoidance of doubt, the obligations of the Parties under this Clause 13.6 (Demurrage and Despatch) shall be unaffected by the terms of any Transportation Agreement entered into by the Seller, other than in relation to the applicable day-rate.

(g)                                  Purchaser shall in no circumstances be liable to the Owner for any Demurrage due under any Transportation Agreement or under the original bills of lading.

(h)                                 To the extent that the Owner purports to exercise a lien over the Biomass at the Discharging Port in respect of Demurrage, the Purchaser may, acting reasonably, subject to the consent of the Seller, such consent not to be unreasonably withheld or delayed, pay and/or settle the Owner’s claim, and monies paid to the Owner in accordance with this provision shall be applied in diminution of the Purchaser’s liability to the Seller pursuant to this Clause 13.6.  The Purchaser shall immediately provide written notice to the Seller of any such Owner’s claims.

13.7                        Agents

The Purchaser may appoint any authorised agent to act as its authorised agent at the Loading Port.  The Seller may nominate an authorised agent to act as the Vessel’s agent and provide agency services to the Seller at the Loading Port. The Purchaser may nominate an authorised agent to act as the Vessel’s agent and provide agency services to the Purchaser at the Discharging Port.  The Seller may nominate an authorised agent to provide agency services to the Seller at the Discharging Port.  A Party shall be entitled to rely upon the other Party’s authorised agent and the actions of any such authorised agent shall be binding upon the appointing Party.

13.8                        Insurance

(a)                                 The Seller shall procure and maintain in place at the Seller’s sole cost and expense, an insurance policy against all risks of carriage for each Shipment under this Agreement including in each case marine, war, strikes, riots, and civil commotions risks to the applicable Shipment Value plus ten per cent. (10%).

(b)                                 The Seller shall incept the insurances referred to in paragraph (a) with an insurance company rated A by Standard & Poor’s (or equivalent) and the insurance policy shall be secured as per the provisions of a standard Lloyd’s Marine Insurance Policy subject to Institute Cargo Clauses (A) dated 01 January 2009 extended to include spontaneous combustion, ensuing heating and sweating resulting from a covered peril, Institute War Clauses dated 01 January 2009 and Institute Strikes dated 01 January 2009.

(c)                                  The Seller shall transfer the benefit of such insurance to the Purchaser upon transfer of title in the Biomass to the Purchaser by adding the Purchaser as a loss payee onto the policy.  The insurance is to operate from the warehouse at the Loading Port to the storage facility at the Discharging Port.  In the event of a claim by the Purchaser under any insurance policy provided under this Agreement, the Seller will pay to the Purchaser within 10 Business Days of demand the amount of any deductible applicable to the loss covered and paid under the insurance policy.

(d)                                 The Seller shall supply to the Purchaser copies of the relevant certificate of insurance or other insurance confirmation acceptable to the Purchaser to confirm the insurance arrangements referred to under this Clause 13.8 are in place and the Seller shall promptly notify the Purchaser if any such insurances are not renewed, cancelled or amended.

(e)                                  Neither Party will take or omit to take any action or permit anything to occur in relation to any policies of insurance referred to in this Clause 13.8 that would entitle the relevant insurer to refuse to pay any claim.

13.9                        Consents

The Seller will be responsible for obtaining and maintaining all necessary Consents for the export, sale and delivery of Biomass to the Delivery Point pursuant to this Agreement, and the Purchaser will be responsible for obtaining and maintaining all necessary Consents for the import of Biomass to the Country and the jurisdiction of any other Alternative Delivery Point.

14.                               INVOICE AND PAYMENT

14.1                        Shipment Value

(a)                                 The price payable for any Biomass delivered under this Agreement is the amount determined in accordance with Schedule 6 (Price) or, as applicable from and after a Step-In, Schedule 6B (Price (From and after a Step-In)).

(b)                                 In respect of each Shipment delivered by the Seller to the Purchaser under this Agreement, the Purchaser shall pay to the Seller the relevant Shipment Value determined in accordance with paragraph (c) below.

(c)                                  The Shipment Value for any Shipment shall be equal to P x M x V /17, where:

(i)            P = the price (in £/Tonne) applicable to that Shipment as determined in accordance with Schedule 6 (Price) or Schedule 6B (Price (From and after a Step-In)), as applicable,

(ii)           M is the mass of that Shipment (in Tonnes) as set out in the applicable Weight certificate; and

(iii)          V is the Net Calorific Value (in GJ/Tonne) of that Shipment calculated in accordance with Schedule 4 (Sampling and Analysis Procedure).

14.2                        Payment

(a)                                 In respect of each Shipment delivered by the Seller to the Purchaser under this Agreement, the Purchaser shall pay to the Seller the Shipment Value.

(b)                                 The first instalment shall be an amount equal to ninety per cent. of the Shipment Value, save that V (as defined in Clause 14.1 (Shipment Value) above) shall be equal to seventeen (17) for deliveries arriving on or prior to the date that is ninety (90) days following the First Full Supply Delivery Date and shall thereafter be the weighted average Net Calorific Value of Shipments delivered over the prior ninety (90) day period.  Subject to Clause 14.5(e), the Purchaser shall pay this instalment within five (5) Business Days of presentation by the Seller of electronic or e-mail copies of the following documents to the Purchaser (or for any Shipment, if later, the first Business Day falling on or after 10 days after the date of the relevant Bill of Lading), provided that the Purchaser shall not be obligated to tender payment to the Seller until the Purchaser shall have received original documents where specified below:

(i)            a commercial invoice for the first instalment of the Shipment Value as determined in accordance with Clause 14.1 (Shipment Value);

(ii)           the Weight Certificate;

(iii)          the certificate of origin;

(iv)          each Analysis Certificate for the Shipment in respect of samples taken at the Loading Port;

(v)           original insurance policies described in Clause 13.8 (Insurance);

(vi)          original documentation (if any) contemplated under Clause 11.2 (Sustainability Documentation); and

(vii)         a set of three negotiable original clean on board ocean vessel shipped bills of lading (charter party bills of lading acceptable) signed by the Master of the Vessel or his authorized agent (with copies of the Master’s authorisation if signed by the authorised agent) (a Bill of Lading).

(c)                                  The second instalment shall be equal to the Shipment Value less the amount of the first instalment.  The Purchaser shall pay the second instalment within ten (10) Business Days after:

(i)            where an Analysis Certificate(s) or Quality Condition Report is provided in relation to sampling at the Discharging Port, the provision of such documentation; or

(ii)           where there is no sampling at the Discharging Port, completion of discharge of the Shipment in question.

(d)                                 If the results of the relevant certificates prepared in accordance with the Sampling and Analysis Procedure indicate that the Seller has provided Non-Conforming Biomass under Clause 10.2 (Non-Conforming Biomass), the second instalment shall be subject to a reduction as provided for in Clause 10.5 (Non-Conforming Biomass).

(e)                                  The first instalment shall be reimbursed to the Purchaser if the Shipment is rejected at a later date in accordance with Clause 10.6 (Rejection).  The Seller shall reimburse the Purchaser for the full invoiced amount within ten (10) Business Days of having received the Purchaser’s written notice rejecting the Shipment in accordance with Clause 10.6 (Rejection).  The Seller shall not be entitled to retrieve the rejected Shipment until it has reimbursed the Purchaser in full for the outstanding amount.

(f)                                   Each invoiced amount under this Clause 14.2 will be expressed and paid in Sterling.

14.3                        Other Invoices

All amounts payable under this Agreement by one Party (the Payor) to the other Party (the Payee) other than amounts referred to in Clause 14.4 (Invoice Disputes) shall, unless otherwise expressly provided for in this Agreement, be paid within 10 Business Days of receipt by the Payor of an invoice from the Payee for the relevant amount together with any other documentation or evidence required to be delivered under this Agreement in relation to the relevant payment.

14.4                        Invoice Disputes

(a)                                 If the Payee considers that any amount identified in an invoice delivered under this Clause 14 (Invoice and Payment) is incorrect, the Payor may withhold that portion of the payment, and must, not later than the due date of payment, notify the Payee of the reasons for its refusal to pay the disputed amount.

(b)                                 If the Parties determine that an error occurred in the preparation of any invoice, the Payee will issue a corrected invoice within 10 Business Days after such determination.

14.5                        Interest and Late Payments

(a)                                 If a Party fails to make a payment under this Agreement on time, including any disputed amount withheld in accordance with this Agreement which is subsequently determined to be payable, the defaulting or withholding Party must pay to the other Party interest on the amount not paid at the Interest Rate applied daily and compounded monthly from and including the due date for payment until, but excluding, the date on which full payment of that amount is made.

(b)                                 Notwithstanding anything to the contrary in this Agreement,

(i)            the Purchaser shall not commence discharging any Shipment from a Vessel prior to payment in full of the first instalment of the Shipment Value under Clause 14.2(b) (other than any disputed amount withheld in accordance with this Agreement); and

(ii)           the Seller shall not be required to commence or complete loading or shipment of any Shipment while all or any part of the first instalment of the Shipment Value under Clause 14.2(b) for any previous Shipment is past due and outstanding (other than any disputed amount withheld in accordance with this Agreement).

(c)                                  If the Purchaser fails to pay any instalment of the Shipment Value of any Shipment in full when due (other than any disputed amount withheld in accordance with this Agreement), the Seller may notify the Purchaser in writing, and if the Purchaser again fails to pay any amount owing within three (3) Business Days of such notice, then the Seller may elect by written notice to Purchaser to have title to the Biomass comprising the applicable Shipment revert to Seller, and upon delivery of such notice title to such Biomass shall immediately pass to the Seller and such quantity of Biomass shall be considered a Take or Pay Shortfall and the provisions of Clause 8.5 (Take or Pay) will apply.

(d)                                 Following any notification under paragraph (c) above, the Seller shall

(i)            return to the Purchaser any portion of the applicable Shipment Value theretofore received from Purchaser; and

(ii)           be relieved of all delivery and other obligations to Purchaser with respect to such Shipment.

The Purchaser shall execute all such documents and take all other steps required or requested by Seller to give effect to any passage of title pursuant to Clause 14.5(c).

(e)                                  If the Purchaser fails to pay amounts which are properly owing in relation to the first instalment of the Shipment Value of any Shipment on three (3) or more occasions in any one calendar year, then the Seller may notify the Purchaser that it requires the first instalment in relation to all future Shipments to be paid in advance of loading, in which case the Purchaser will be obliged to make such payments in advance of loading until it has provided evidence reasonably satisfactory to the Seller that the reasons for the previous late payments have been rectified.

14.6                        Taxes

(a)                                 Save as otherwise provided in this paragraph (a), any sum payable and any amount included in a sum payable under this Agreement is exclusive of VAT.  If any supply made by a party in connection with this Agreement (including the supply of any rights, goods, services, benefits or other things) is subject to VAT, the recipient of the supply must pay in addition to any payment or other consideration for the supply, an amount equal to the VAT payable (VAT Amount), except where the recipient or the representative member of a VAT group of which the recipient is a member has the liability to remit the VAT to the tax authority.  The VAT Amount is payable at the same time as the consideration for the supply is payable or is to be provided.  However, the VAT Amount need not be paid until the supplier provides the recipient a valid VAT invoice.

(b)                                 All export duties, Taxes, dues and levies present or in the future in any country where the Biomass originates are for Seller’s risk and account and are already included in the agreed Price and will not be charged in addition by the Seller.

(c)                                  All import duties, Taxes, dues and levies present or in the future in the Country or the jurisdiction of any Alternative Delivery Point selected by the Purchaser are for the Purchaser’s risk and account.

(d)                                 If either Party is subject to any duties, Taxes, dues and levies that are not recoverable by it and are the responsibility of the other Party under paragraph (b) or (c), the responsible Party shall reimburse the other Party on receipt of an invoice in accordance with Clause 14.3 (Other Invoices).

15.                               FORCE MAJEURE

15.1                        Definition

(a)                                 In this Agreement and subject to paragraph (c) below, Force Majeure means any event, condition or circumstance occurring after the Agreement Date which:

(i)            is beyond the reasonable control directly or indirectly of the Affected Party;

(ii)           is without fault or negligence on the part of the Affected Party and is not the direct or indirect result of a breach by the Affected Party of any of its obligations under this Agreement or any applicable Laws;

(iii)          was not foreseeable, or if foreseeable, could not have been (despite the exercise of reasonable diligence) avoided or the effects of which could not have been overcome or mitigated by the Affected Party in taking all reasonable precautions, due care and reasonable alternative measures; and

(iv)          prevents, hinders or delays: (A) the performance by the Affected Party of any of its obligations (other than an obligation to pay money that has become due and payable) pursuant to this Agreement, or (B) in the case of the Purchaser only, the export of energy from a Facility as a result of the declaration of force majeure by the counterparties to any grid connection documentation.

(b)                                 Subject to the foregoing and to paragraph (c) below, Force Majeure includes:

(i)            unusually severe weather conditions (including floods, lightning, cyclones, whirlwind, tempest, storms, drought and other extreme weather conditions);

(ii)           acts of God, war or the public enemy whether declared or not, acts of force by a foreign nation, public disorders, civil disturbance, insurrection, rebellion, sabotage, riots, violent demonstrations, blockade, revolution, expropriation, requisition, confiscation, nationalization, embargo, export or import restriction or other restrictions, rationing or allocations imposed by any Competent Authority;

(iii)          any severe effect of natural elements, including fire, volcanic eruption, landslide, earthquakes, floods, lightning, typhoons, tsunami, perils of sea, or other unusual natural calamities;

(iv)          epidemic, quarantine or plague;

(v)           explosion or fire;

(vi)          strikes or lockouts or other collective or industrial action by workers or employees other than management personnel, provided, however, any Party that seeks to invoke such a strike or labour action as a Force Majeure must first utilize all reasonable efforts to maintain performance utilizing management personnel;

(vii)         accidents of navigation or breakdown or injury of vessels, accidents to harbours, docks, canals or other assistance to or adjuncts of shipping or navigation;

(viii)        radioactive contamination or ionizing radiation;

(ix)          shipwreck, train wrecks or failures or delays of transportation; and

(x)           mechanical and/or electrical breakdown and failure of equipment at Loading Port, or at the Discharging Port despite compliance by the Affected Party with good operating practice.

(c)                                  Force Majeure shall not include:

(i)            any inability of either Party to pay monies due and payable under this Agreement;

(ii)           any change in the financial position of either Party; or

(iii)          any changes in market conditions (including the unavailability of subsidies), loss of markets, changes in market pricing, the availability of a more attractive market, or any Change in Law.

15.2                        Principle

If either Party is prevented, hindered, or delayed in its performance of any of its obligations (other than an obligation to pay money that has become due and payable) pursuant to this Agreement by a Force Majeure or in the case of the Purchaser only, the export of energy from a Facility is prevented, hindered, or delayed as a result of the declaration of force majeure by the counterparties to any grid connection documentation that constitutes a Force Majeure (the Affected Party), the Affected Party will be excused from the performance of the affected obligations during the existence of such event up to a maximum of 120 consecutive days and will not be responsible for any damages suffered by the other Party as a result of such suspended performance during such period, and any performance deadline that the Affected Party is obliged to meet under this Agreement will be extended day for day so long as the Force Majeure continues, provided that the Affected Party has complied with Clause 15.3 (Notice of Force Majeure).

15.3                        Notice of Force Majeure

(a)                                 The Affected Party will as soon as reasonably practicable after it has occurred (but in any event no later than 5 Business Days after it has occurred) give notice to the other Party of the Force Majeure, and must keep the other Party informed of subsequent developments in such circumstance as they occur.

(b)                                 The notification must include details of the Force Majeure, including evidence of its effects on the obligations of the Affected Party, the expected duration of the event and any action taken or proposed to mitigate its effect.

(c)                                  The Affected Party must:

(i)            continue to take any reasonable actions within its power to comply with this Agreement and take at its own cost, all steps reasonably required (taking into account the nature and economic consequences of the relevant Force Majeure or circumstance and the cost of the remedy) to remedy the effects of that event or circumstance, provided, however that neither Party will be obligated to resolve any disagreement with third parties, including labour disputes, except under conditions acceptable to it or pursuant to the final decision of any arbitral, judicial or statutory agencies having jurisdiction to resolve such disagreement; and

(ii)           monitor and review the likely duration of the Force Majeure and notify the other Party immediately upon becoming aware that the duration of the Force Majeure may be shorter or longer than that previously notified to that other Party.

(d)                                 In the event that the Parties are unable in good faith to agree that a Force Majeure has occurred, the burden of proof as to whether a Force Majeure has occurred will be on the Party claiming the Force Majeure.

15.4                        Effect of Force Majeure

(a)                                 As soon as practicable following receipt of a notice under Clause 15.3(a) (Notice of Force Majeure), the Parties will consult with each other in good faith and use all reasonable endeavours to agree appropriate terms to:

(i)            mitigate the effects of this Force Majeure, including recourse by the Parties to alternate acceptable sources of biomass, services, equipment, materials and vessels; and

(ii)           facilitate the continued performance of this Agreement and ensure resumption of normal performance of this Agreement after the termination of any Force Majeure.

(b)                                 The obligation of the Seller and the Purchaser to sell and purchase Biomass will revive upon the cessation of the Force Majeure provided that the Annual Base Quantity and any applicable Option Quantity will be reduced by the amount of any relevant Shipment not delivered as a consequence of Force Majeure.

15.5                        Deliveries during Force Majeure

(a)                                 Each Party agrees that it may not claim a Force Majeure under this Agreement unless it also claims a Force Majeure under all other biomass supply contracts which entitle it to claim a Force Majeure in the then prevailing circumstances.

(b)                                 To the extent such claims are made and the Seller remains able to satisfy, in whole or in part, its obligations to deliver Biomass to the Purchaser under this Agreement (determined without regard to the performance by the Seller of its obligations under other similarly affected biomass supply contracts), the Seller, during the continuance of such Force Majeure, shall not discriminate against the Purchaser in favour of other similarly affected purchasers under other biomass supply contracts.

16.                               CHANGE IN LAW AND SUSTAINABILITY REQUIREMENTS

16.1                        Change in Law

(a)                                 Save as provided in Clause 16.2 (Change in Sustainability Requirements),

(i)            the Seller is responsible for all costs and risks associated with any Seller Change in Law affecting the performance of either Party’s obligations under this Agreement and

(ii)           the Purchaser is responsible for all costs and risks associated with any Purchaser Change in Law affecting the performance of either Party’s obligations under this Agreement (including, for the avoidance of doubt, any Purchaser Change in Law that causes a termination of any contract for differences, investment contract or other agreement or document by which Purchaser or any owner of a Facility obtains or desires to obtain subsidies or that otherwise affects the availability of payments or other benefits to the Purchaser or Facility owner thereunder).

(b)                                 For the avoidance of doubt, neither Party shall be entitled to terminate this Agreement if a Change in Law affects the subject matter of this Agreement (but without prejudice to Clause 18 (Default and Termination)).

16.2                        Change in Sustainability Requirements

(a)                                 Subject to paragraphs (b) to (e) below (and without limitation to the provisions of Clause 16.1 (Change in Law) above), the Purchaser is responsible for all costs and risks associated with any Change in Law affecting the sustainability requirements under any contract for differences, investment contract or other agreement or document by which Purchaser or any owner of a Facility obtains or desires to obtain subsidies and for the avoidance of doubt, neither Party shall be entitled to terminate this Agreement in relation to such a Change in Law (but without prejudice to Clause 18 (Default and Termination)).

(b)                                 If, as a result of any Change in Law, the sustainability requirements for Biomass under any contract for differences, investment contract or other agreement or document by which Purchaser or any owner of a Facility obtains or desires to obtain subsidies or otherwise in relation to the Facility are altered then the Purchaser shall be entitled to give written notice to the Seller and propose such variations to the Sustainability Requirements as are required in order to comply with such revised sustainability requirements.

(c)                                  Within 20 Business Days of receipt of a notification under paragraph (b) above, the Seller shall propose an adjustment to the Price to reflect any change (positive or negative) to the costs and expenses of the Seller that would be incurred by the Seller in delivering Biomass under this Agreement meeting the proposed amended Sustainability Requirements together with details of any other necessary amendments to the Agreement. The Seller shall use all reasonable endeavours to maximise any savings and minimise any increase in costs and expenses, and changes to the Agreement shall be proposed so as to maintain the same overall balance of benefits, rights, obligations, liabilities and risks as applied immediately prior to the change in Sustainability Requirements.

(d)                                 The Seller shall promptly on request from the Purchaser provide all supporting information reasonably required by the Purchaser evidencing and supporting the proposed adjustment to the Price including details of measures taken to maximise savings and minimise increases in costs and savings.

(e)                                  Following receipt of the proposal from the Seller, the Purchaser and the Seller shall negotiate in good faith to agree the terms of the Price change and other variations to the Agreement necessary to implement the change to the Sustainability Requirements based on the principles referred to in paragraph (b) above and if agreement is not reached within two (2) months of receipt by the Purchaser of the Seller’s proposal then either Party may refer the matter to be settled by arbitration in accordance with Clause 27.1 (Dispute Resolution).

(f)                                   The Parties shall implement the changes to the Sustainability Requirements and the associated Price change and any other necessary amendments to the Agreement as soon as they are agreed or determined in accordance with paragraph (e) above.

17.                               [RESERVED]

18.                               DEFAULT AND TERMINATION

18.1                        Seller Events of Default

Each of the following events, acts, occurrences or conditions constitutes a Seller Event of Default, to the extent that it is not caused by (i) a Force Majeure (but, for the purposes of paragraphs (a) to (e) and (h) to (j) only during the 120 day period in which the Seller is entitled to relief set out in Clause 15.2 (Principle)) or (ii) a Purchaser Event of Default:

(a)                                 the Seller fails to pay any amounts required to be paid to the Purchaser under this Agreement and such failure continues for more than 10 Business Days following the Purchaser’s demand that such payment be made;

(b)                                 any representation or warranty made by the Seller under this Agreement (other than any such representation or warranty referred to elsewhere in this Clause 18.1) is or becomes false or misleading in any material respect and such has a material adverse effect on the Seller’s ability to perform its obligations hereunder;

(c)                                  any representation or warranty made by the Seller under Clause 20.1 (Representations) is or becomes false or misleading in any material respect or the Seller breaches Clause 20.2 (Undertakings);

(d)                                 the Seller breaches or fails to perform any of its material covenants or obligations under this Agreement (other than any such breach or failure referred to elsewhere in this Clause 18.1) and such breach or failure is not remedied within 15 Business Days after notice from the Purchaser to the Seller stating that such breach or failure has occurred;

(e)                                  the Seller supplies 2 or more shipments of Biomass in any rolling 12 month period which fail to meet the Specifications;

(f)                                   the Seller fails to deliver in any rolling 12 month period two or more Shipments scheduled to be delivered during such period of time under Clauses 8 (Biomass Quantity) and 13 (Shipping);

(g)                                  the Seller fails to deliver in any rolling 24 month period three or more Shipments scheduled to be delivered during such period of time under Clauses 8 (Biomass Quantity) and 13 (Shipping);

(h)                                 the Purchaser becomes entitled to reject more than 2 Shipments in any rolling 12 month period in accordance with Clause 10.6 (Rejection);

(i)                                     the Seller commits or suffers an Act of Insolvency; and

(j)                                    the repudiation of this Agreement by the Seller.

18.2                        Purchaser Events of Default

Each of the following events, acts, occurrences or conditions constitutes a Purchaser Event of Default, to the extent that it is not caused by (i) a Force Majeure (but, for the purposes of paragraphs (a) to (c) and (f) to (g) only during the 120 day period in which the Purchaser is entitled to relief set out in Clause 15.2 (Principle)); or (ii) a Seller Event of Default:

(a)                                 the Purchaser fails to pay any amounts required to be paid to the Seller under this Agreement and such failure continues for more than 10 Business Days following the Seller’s demand that such payment be made;

(b)                                 any representation or warranty made by the Purchaser under this Agreement is or becomes false or misleading in any material respect and such has a material adverse effect on the Purchaser’s ability to perform its obligations hereunder; the

(c)                                  the Purchaser breaches or fails to perform any of its material covenants or obligations under this Agreement (other than any such breach or failure referred to elsewhere in this Clause 18.2) and such breach or failure is not remedied within 15 Business Days after notice from the Seller to the Purchaser stating that such breach or failure has occurred;

(d)                                 the Purchaser fails to accept in any rolling 12 month period two or more Shipments scheduled to be delivered during such period of time under Clauses 8 (Biomass Quantity) and 13 (Shipping) (and for the avoidance of doubt any Shipment for which the Purchaser nominates an Alternative Delivery Point in accordance with Clause 13.1(c) and thereafter accepts shall be considered to have been accepted for the purposes of this paragraph);

(e)                                  the Purchaser fails to accept in any rolling 24 month period three or more Shipments scheduled to be delivered during such period of time under Clauses 8 (Biomass Quantity) and 13 (Shipping) (and for the avoidance of doubt any Shipment for which the Purchaser nominates an Alternative Delivery Point in accordance with Clause 13.1(c) and thereafter accepts shall be considered to have been accepted for the purposes of this paragraph);

(f)                                   the Purchaser commits or suffers an Act of Insolvency; and

(g)                                  the repudiation of this Agreement by the Purchaser.

18.3                        Notice of Termination

Upon the occurrence of an Event of Default the Non Defaulting Party may, subject to the Direct Agreement, terminate this Agreement by delivering a notice (the Notice of Termination) to the Defaulting Party.  The date of termination of this Agreement shall be the date of the Notice of Termination (the Termination Date).

18.4                        Termination Payment

(a)                                 On or as soon as reasonably practicable after the Termination Date, the Non-Defaulting Party shall in good faith calculate the termination payment (the Termination Payment), being its Loss as if the event entitling the Non-Defaulting Party to terminate was a repudiatory breach of this Agreement which had been accepted by it.

(b)                                 For the purposes of this Clause 18.4:

(i)            Loss means the amount of the total losses and/or costs of the Non-Defaulting Party that are or would be incurred under the then prevailing circumstances in replacing within a three month period after the Termination Date or in providing the Non-Defaulting Party the economic equivalent of the material terms of this Agreement together with any other costs and expenses reasonably incurred as a consequence of the termination of this Agreement including costs incurred in procuring a replacement contract and/or in relation to protecting or enforcing its rights under this Agreement or any associated credit support documentation.

(ii)           Any Loss will be determined by the Non-Defaulting Party which will act in good faith and use commercially reasonable procedures in order to produce a commercially reasonable result.  The Loss will be determined as at the Termination Date.

(iii)          In determining a Loss, the Non-Defaulting Party may consider any relevant information, including the following:

(A)                               quotations (either firm or indicative) for a replacement contract or contracts (which shall be the economic, commercial and operational equivalent (including as to risk profile on pricing and credit) of this Agreement supplied by one or more third parties of equivalent commercial, operational and financial standing that may take into account the creditworthiness of the Non-Defaulting Party at the time of quotation and the terms of any relevant documentation, including credit support documentation between the Non-Defaulting Party and the third party providing the quotation; and

(B)                               information consisting of relevant market data in the relevant market supplied by one or more independent third parties including relevant rates and prices.

(iv)          The Non-Defaulting Party shall not be required to enter into a replacement agreement in order to determine the Termination Payment.

(v)           The Non-Defaulting Party shall notify the Defaulting Party of the Termination Payment including detailed support for the Termination Payment calculation.  In the event that the Non-Defaulting Party suffers no Loss then the Termination Payment shall be zero. For the avoidance of doubt, the Non-Defaulting Party shall not be obliged to pay any amount to the Defaulting Party in respect of termination of this Agreement (but without prejudice to any amounts payable in respect of accrued liabilities up to the Termination Date).

(vi)          The Defaulting Party shall pay the Termination Payment to the Non-Defaulting Party within three (3) Business Days of notification of the Termination Payment and disputed amounts shall be paid by the Defaulting Party subject to refund with interest (calculated in accordance with Clause 14.5 (Interest) if the dispute is resolved in favour of the Defaulting Party).

18.5                        Sole Termination Rights

The termination rights expressly set out in this Agreement shall be the sole termination rights of the Parties in relation to this Agreement.

18.6                        Survival of Rights

Termination of this Agreement for any reason will be without prejudice to the rights of the Parties which have accrued prior to termination.

19.                               REPRESENTATIONS AND WARRANTIES

19.1                        Purchaser Representations and Warranties

The Purchaser hereby makes the following representations and warranties to the Seller each of which the Purchaser further covenants, warrants and represents are true and correct as of the Agreement Date and must remain true and correct on each day during the Term:

(a)                                 it has been formed under the laws of the State of Delaware, USA, and is validly existing under those laws and has the power and authority to carry on its business in its jurisdiction of incorporation, the Country and such other jurisdictions where work will be performed pursuant to this Agreement;

(b)                                 it has requisite power and authority to enter into this Agreement and comply with its obligations under it;

(c)                                  this Agreement and the transactions under it do not contravene its constituent documents or any Law or obligation by which it is bound or to which any of its assets are subject or cause a limitation of powers or the powers of its members to be exceeded;

(d)                                 it has in full force and effect the limited liability company authorisations necessary for it to enter into this Agreement and perform transactions under it;

(e)                                  its obligations under this Agreement are valid and binding and are enforceable against it in accordance with the terms of this Agreement, except as the enforceability of this Agreement may be limited by the effect of any applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting creditors’ rights generally and by general principles of equity;

(f)                                   it is not in breach of any Law or obligation affecting it or its assets in a way which may reasonably be expected to result in a material adverse effect on its business or financial condition; and

(g)                                  there is no pending or (to its knowledge) threatened proceeding affecting the Purchaser or any of its assets that would affect the validity or enforceability of this Agreement, the ability of the Purchaser to fulfil its commitments under this Agreement in any material respect, or that could reasonably be expected to result in any material adverse change in the business or financial condition of the Purchaser.

19.2                        Seller Representations and Warranties

The Seller hereby makes the following representations and warranties to the Purchaser each of which the Seller further covenants, warrants and represents are true and correct as of the Agreement Date and must remain true and correct on each day during the Term:

(a)                                 it has been formed under the laws of the State of Delaware, USA, and is validly existing under those laws and has the power and authority to carry on its business in its jurisdiction of incorporation, the Country and such other jurisdictions where work will be performed pursuant to this Agreement;

(b)                                 it has requisite power and authority to enter into this Agreement and comply with its obligations under it;

(c)                                  this Agreement and the transactions under it do not contravene its constituent documents or any Law or obligation by which it is bound or to which any of its assets are subject or cause a limitation of powers or the powers of its general partner to be exceeded;

(d)                                 it has in full force and effect the limited partnership authorisations necessary for it to enter into this Agreement and perform transactions under it;

(e)                                  its obligations under this Agreement are valid and binding and are enforceable against it in accordance with the terms of this Agreement, except as the enforceability of this Agreement may be limited by the effect of any applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting creditors’ rights generally and by general principles of equity;

(f)                                   it is not in breach of any Law or obligation affecting it or its assets in a way which may reasonably be expected to result in a material adverse effect on its business or financial condition;

(g)                                  there is no pending or (to its knowledge) threatened proceeding affecting the Seller or any of its assets that would affect the validity or enforceability of this Agreement, the ability of the Seller to fulfil its commitments under this Agreement in any material respect, or that could reasonably be expected to result in any material adverse change in the business or financial condition of the Seller; and

(h)                                 the Seller shall use reasonable endeavours to ensure that:

(i)                                     the Biomass it delivers hereunder is derived from one or more of the following:

(A)                               sawmill, forestry or agricultural residues or wastes;

(B)                               forest biomass harvested as part of a growth management plan, including forestry thinnings;

(C)                               trees with poor future carbon stock potential such as diseased or damaged trees;

(D)                               perennial energy crops such as short-rotation coppice willow or miscanthus grass that are grown on land unsuitable for food crops;

(E)                                waste wood; and/or

(F)                                 other biomass fuel sources which it anticipates will deliver greenhouse gas savings over short or medium time horizons (<50 years); and

(ii)                                  it avoids delivering Biomass hereunder derived from the clear-felling of forest exclusively for fuel use and not otherwise contemplated in paragraph (h)(i) above.

20.                               ANTI-BRIBERY, CORRUPTION AND COUNTERPARTY INTEGRITY

20.1                        Representations

(a)                                 Each of the Parties represents and warrants that neither it nor any of its officers or employees:

(i)            has, within the past 6 years, committed a Corrupt Act directly or indirectly in connection with this Agreement;

(ii)           has, within the past 6 years, been convicted of any offence involving a breach of Anti-corruption Laws; or

(iii)          is subject to any continuing investigation or prosecution which relates to an alleged  breach of Anti-corruption Laws,

in each case other than as disclosed to the other in writing at least 30 Business Days prior to the Agreement Date.

(b)                                 Each of the Parties represents and warrants that neither it, nor any of its officers or employees, is listed on:

(i)            the Consolidated List of Financial Sanctions Targets and/or the Investment Bank List maintained by HM Treasury or any similar list maintained by the United Kingdom or the UK government, each as amended, supplemented or substituted from time to time; or

(ii)           the World Bank blacklist (being the list of firms and individuals ineligible to be awarded a World Bank financed contract, published by the World Bank at www.worldbank.org/debarr).

(c)                                  Each of the Parties represents and warrants that none of its directors, is disqualified from acting (or has provided a disqualification undertaking not to act) as a director of a company in the UK or elsewhere.

20.2                        Undertakings

(a)                                 The Seller undertakes that:

(i)            it shall comply with all applicable Anti-corruption Laws;

(ii)           neither it nor its officers or employees shall commit a Corrupt Act directly or indirectly in connection with this Agreement; and

(iii)          it shall maintain and enforce policies and procedures for assessing the risk of breaching Anti-corruption Laws and reviewing and monitoring any such risk.

(b)                                 There shall be no breach of paragraph (a) where an officer or employee of the Seller has acted independently of the Seller and within 10 Business Days of the date on which the Seller became aware of such independent action, the Seller has taken

(i)            action to dismiss the relevant employee or officer to the extent required in accordance with applicable Law; and

(ii)           any other action reasonably necessary to satisfy the Purchaser that adequate procedures are in place to prevent any further breaches of paragraph (a).

(c)                                  The Seller undertakes that:

(i)                                     neither it nor any of its officers or employees shall be:

(A)                               listed on the Consolidated List of Financial Sanctions Targets and/or the Investment Ban List maintained by HM Treasury or any similar list maintained by the United Kingdom or the UK government, each as amended, supplemented or substituted from time to time; or

(B)                               placed on the World Bank blacklist (being the list of firms and individuals ineligible to be awarded a World Bank financed contract, published by the World Bank at www.worldbank.org/debarr); and

(ii)                                  none of its directors shall be disqualified from acting (or have provided a disqualification undertaking not to act) as a director of a company in the UK or elsewhere.

(d)                                 There shall be no breach of paragraph (c) if the Seller has, within 10 Business Days of the relevant circumstance arising in relation to any of its officers or employees, taken:

(i)            action to dismiss the relevant officer or employee to the extent required in accordance with applicable Law; and

(ii)           any other action reasonably necessary to satisfy the Purchaser that adequate procedures are in place to prevent further breaches of paragraph (c).

(e)                                  The Purchaser has read and understood and shall comply with the provisions of the Seller’s “Code of Business Conduct and Ethics” dated April 29, 2015, and “International Anti-Corruption Policy” dated December 2013, to the same extent such code and policy would apply to the Purchaser if it were an employee of the Seller.

21.                               [RESERVED]

22.                               CONFIDENTIALITY

(a)                                 Each Party undertakes to the other Party to keep confidential this Agreement, the terms hereof and all information (written or oral) concerning the business and affairs of the other Party which it has obtained or received as a result of discussions leading up to entry into this Agreement, or which it has obtained during the course of this Agreement (collectively, Confidential Information), except any Confidential Information that is:

(i)            subject to an obligation to disclose under applicable Laws, or that is required to be disclosed by any Competent Authority, or rules and regulations governing any exchange, clearing house, rating agency or issue of securities, by notice or otherwise;

(ii)           already in its possession other than as a result of a breach of this Clause 22;

(iii)          independently developed without access to the other Party’s Confidential Information;

(iv)          in the public domain other than as a result of a breach of this Clause 22; or

(v)           disclosed to its Affiliates and its and their employees, directors, officers, owners, loss adjusters, consultants, advisors, auditors, agents and actual or prospective lenders, investors, insurance brokers or insurers.

(b)                                 Each Party undertakes to the other Party to take all steps that are necessary from time to time to ensure compliance with the provisions of this Clause 22 by its Affiliates and its and their employees, directors, officers, owners, loss adjusters, consultants, advisors, auditors, agents and actual or prospective lenders, investors, insurance brokers or insurers.  Prior to disclosing any Confidential Information in accordance with the exception granted in paragraph (a)(i) above the disclosing Party shall notify and provide the other Party an opportunity to comment on the information in and manner of such disclosure.  Neither Party may disclose any Confidential Information not subject to any exception under this Clause 22 without the prior written approval of the other Party, which approval shall not be unreasonably withheld in connection with a press release in relation to this Agreement.

(c)                                  Notwithstanding anything to the contrary herein, each Party and its Affiliates shall be permitted to include in documents filed with regulators regarding securities offered or to be offered by such Party or an Affiliate of such Party (and in any amendments thereto or related offering documents) any information regarding the Parties, this Agreement and the transactions contemplated by this Agreement.

23.                               LIMITATION ON LIABILITY

23.1                        Limitation of Liability

(a)                                 Subject to Clauses 8.4(c) (Delivery Failure), 8.5(c) (Take or Pay), 11.4 (Sustainability Damages), 18.4 (Termination Payment) or for damages arising out of a breach of Clause 22 (Confidentiality), neither Party will be liable to the other as a result of any action or inaction under this Agreement or otherwise for any loss of profit, loss of revenue, cost of capital, downtime costs, loss of opportunity, loss of goodwill, loss of production, loss of contracts, loss due to business interruption or for any other special, exemplary, incidental or consequential damages that may be suffered by the other and the claims of customers of the other Party for such damages.

(b)                                 The previous paragraph 23.1(a) shall not limit liability in any case of fraud or wilful misconduct by the defaulting Party or liability that cannot be excluded as a matter of applicable Laws.

(c)                                  Nothing in this Agreement will exclude or limit the liability of the either Party for death or personal injury to the other Party or any of its officers, directors, employees, consultants and agents, or physical damage to property of the other Party or its officers, directors, employees, Affiliates and agents, resulting directly from the negligence of the first-mentioned Party or any of its officers, directors, employees, Affiliates and agents, and that Party must indemnify and keep indemnified the other Party from and against any Claims which the other Party may suffer or incur by reason of any claim on account of death or personal injury or damage to property to the extent resulting from the negligence of the first-mentioned Party or the negligence of any of its officers, directors, employees, Affiliates or agents.

23.2                        Non-Exclusive Remedies

Other than the limitations of liability contained in this Clause 23, the rights and remedies of the Parties at law shall not be affected by this Agreement.

23.3                        Survival on Termination

The provisions of Clauses 18 (Default and Termination), 22 (Confidentiality), 23 (Limitation on Liability) and 27 (Dispute Resolution) will survive the termination of this Agreement.

23.4                        Mitigation

Each Party shall use commercially reasonable efforts to mitigate any damages, claims or losses it incurs under or in connection with this Agreement, including those for which the other Party may be liable by way of indemnity, reimbursement or otherwise.

24.                               NOTICES

(a)                                 Any notice to be given by one Party to the other Party under, or in connection with, this Agreement must be:

(i)            in writing and signed by or on behalf of the Party giving it;

(ii)           in the English language or, if in any other language, accompanied by a translation into English.  In the event of any conflict between the English text and the text in any other language, the English text shall prevail; and

(iii)          delivered personally or sent by first class post (pre-paid recorded delivery) (and air mail if overseas)), or by email to the other Party due to receive the Notice to the address set out below or to an alternative address, person or email address specified by that party by not less than seven (7) Business Days’ written notice to the other Party received before the Notice was despatch, provided however that any Notice of Readiness may be tendered by email, telex or fax to the Purchaser, at any time of the night or day, Saturday, Sunday and holiday included, whether in berth or not whether awaiting tide to approach berth or not, whether in free pratique or not and whether in customs clearance or not.

(b)                                 Any notice so served by hand, email or post shall be deemed to have been duly given:

(i)            in the case of delivery by hand, when delivered;

(ii)           in the case of email, at the time of transmission;

(iii)          in the case of prepaid recorded delivery, special delivery or registered post, at 10.00 a.m. on the second (2nd) Business Day following the date of posting or dispatch;

provided that in each case where delivery by hand or email occurs after 6.00 p.m. on a Business Day or on a day which is not a Business Day, service shall be deemed to occur at 9.00 a.m. on the next following Business Day.  References to time in this paragraph are to local time in the country of the addressee.

(c)                                  Each Party chooses as its address for all Notices under this Agreement whether for serving any court process or documents, giving any notice, or making any other communications of whatsoever nature and for any other matter arising from this Agreement, as follows:

to the Seller at:		to Purchaser at:

Invoices:		Invoices:

Enviva Partners GP, LLC		Enviva Development Holdings, LLC
Corporate Accounts Payable Manager		Corporate Accounts Payable Manager
7200 Wisconsin Ave., Suite 1000		7200 Wisconsin Ave., Suite 1000
Bethesda, MD 20814 USA		Bethesda, MD 20814 USA
Attn:	Vonetta T. Brown	Attn:	Vonetta T. Brown
Tel:	+1 240 482 3837	Tel:	+1 240 482 3837
Email:	accounting@envivabiomass.com and	Email:	accounting@envivabiomass.com and
	Vonetta.brown@envivabiomass.com		Vonetta.brown@envivabiomass.com

Notices:		Notices:

Enviva Partners GP, LLC		Enviva Development Holdings, LLC
Executive Vice President, Sales and Marketing		Executive Vice President, Sales and Marketing
7200 Wisconsin Ave., Suite 1000		7200 Wisconsin Ave., Suite 1000
Bethesda, MD 20814 USA		Bethesda, MD 20814 USA
Attn:	Thomas Meth	Attn:	Thomas Meth
Tel:	+1 301 657 5560	Tel:	+1 301 657 5560
Email:	Thomas.Meth@envivabiomass.com	Email:	Thomas.Meth@envivabiomass.com

With a copy to:		With a copy to:

Enviva Partners GP, LLC		Enviva Development Holdings, LLC
Executive Vice President, General Counsel and Secretary		President, General Counsel and Secretary

7200 Wisconsin Ave., Suite 1000		7200 Wisconsin Ave., Suite 1000
Bethesda, MD 20814 USA		Bethesda, MD 20814 USA
Attn: William H. Schmidt, Jr.		Attn: William H. Schmidt, Jr.
Tel:	+1 240 482 3840	Tel:	+1 240 482 3840
Email:	William.Schmidt@envivabiomass.com	Email:	William.Schmidt@envivabiomass.com

(d)                                 A Party may notify the other Party to this letter of a change to its name, relevant addressee, address or email address for the purposes of this Clause 24 provided that, such notice shall only be effective on:

(i)            the date specified in the notice as the date on which the change is to take place; or

(ii)           if no date is specified or the date specified is less than 5 Business Days after the date on which notice is given, the date following five 5 Business Days after notice of any change has been given.

25.                               ASSIGNMENT

25.1                        Assignment

Except as otherwise expressly provided in this Clause 25.1, neither Party may directly or indirectly assign its rights or obligations under this Agreement, in whole or in part, by operation of law or otherwise, without the prior written consent of the other Party (such consent not to be unreasonably withheld, conditioned or delayed) in each instance, and any purported assignment made other than in accordance with this Clause 25.1 shall be null and void ab initio.  Notwithstanding the foregoing, the following are permitted:

(a)                                 collateral assignment by a Party to its Financing Parties, and further assignment by such Financing Parties following any foreclosure of their security interest in this Agreement, in which case neither such Party nor its Financing Parties shall have any liability with respect to the future performance of this Agreement;

(b)                                 assignment by Purchaser pursuant to any contingent novation agreement or direct agreement with a Facility owner to which Seller and Purchaser are parties (such assignment, if to MGT Teesside Limited or its successor under such an agreement, a Step-In), in which case Purchaser shall be relieved from liability with respect to the future performance of this Agreement if and to the extent set forth in such contingent novation agreement or direct agreement; and

(c)                                  assignment by a Party to an Affiliate of such Party; provided, however, that, in the case of any such assignment, the assigning Party shall (i) notify the other Party of the assignment (and identify the name of, and notice address information for, such Affiliate) and (ii) remain jointly and severally liable for the assigned obligations, unless (and except as hereinafter provided) the assignment is made to: (A) an Affiliate that is the successor to all or substantially all of the assets of such Party (including by operation of law), (B) in the case of an assignment by the Seller, a direct or indirect wholly-owned subsidiary of the Seller so long as the performance of all such subsidiary’s obligations under this Agreement is guaranteed by the Seller, (C) in the case of the Purchaser, Enviva, LP or the successor to all or substantially all of the assets of Enviva, LP, or (D) any other Affiliate of the Purchaser or Seller, as applicable, if the performance of all such Affiliate’s obligations under this

Agreement is guaranteed by the assigning Party, in form and substance reasonably acceptable to the non-assigning Party.

Except as otherwise provided in this Clause 25.1, the assigning Party shall, from and after the effectiveness of any permitted assignment, have no liability with respect to the future performance of this Agreement.

26.                               GOVERNING LAW

This Agreement and any non-contractual obligations arising out of or in connection with it are governed by English law.

27.                               DISPUTE RESOLUTION

27.1                        Dispute Resolution

Subject to Clauses 27.3 and 27.4, other than any Technical Dispute, any dispute arising from this Agreement (including a dispute regarding the existence, validity or termination of this Agreement or the consequences of its nullity), shall be referred to and finally resolved by arbitration under the rules of the American Arbitration Association (the Rules), which Rules are deemed to be incorporated by reference into this Clause 27.1, except as expressly amended by this Clause 27.1.  The tribunal shall consist of three (3) arbitrators, two (2) of whom shall be nominated by the respective Parties and the third of whom shall be jointly selected by the two arbitrators selected by the Parties.  The seat of the arbitration and the venue of all hearings shall be New York, NY and the language of the arbitration shall be English.  The arbitral tribunal shall have power to award on a provisional basis any relief that it would have power to grant on a final award.  Without prejudice to the powers of an arbitrator provided by the Rules, by statute or otherwise, the arbitral tribunal shall have power at any time, on the basis of written evidence and the submissions of the Parties alone, to make an award in favor of the claimant (or the respondent if a counterclaim) in respect of any claims or counterclaims to which there is no reasonably arguable defense (either substantively or as to the amount of any damages or other sums to be awarded).  The Parties hereby agree to exclude any rights to refer points of law or to appeal to the courts to the extent that they can validly waive these rights under Applicable Law, provided, that nothing in this Clause 27.1 shall be construed as preventing either Party from seeking conservatory or similar interim relief in any court of competent jurisdiction.

27.2                        Technical Disputes

If the Parties are unable to resolve any Technical Dispute in the ordinary course of business, either Party may, by notice to the other Party, refer the Technical Dispute to a Technical Expert selected in accordance with the procedures set forth in Schedule 10.

27.3                        Interaction with Disputes under the Re-Sell Agreements.

Where any dispute relates to the same matter or is otherwise related to, or has issues in common with, a dispute between the Purchaser and the counterparty under an agreement pursuant to which the Purchaser (a) re-sells Biomass to such counterparty for use in a Facility or (b) following a Step-In, purchases biomass from Enviva Wilmington Holdings, LLC (or its successor or assignee under such agreement) for use in a Facility, then in each case such dispute shall be referred to the dispute resolution procedures pursuant to the agreement between the Purchaser and such counterparty and the Parties shall stay any and all proceedings commenced pursuant to this Agreement.  The Parties shall comply with and be bound by any decision or determination made under such agreement between the Purchaser and such counterparty to the extent that such decision or determination corresponds to the obligations of the Parties under this Agreement.

27.4                        Continuation of Obligations

During the pendency of any dispute, the Parties must continue to perform their respective obligations hereunder.

28.                               MISCELLANEOUS

28.1                        Severability

If any of the provisions, or portions or applications thereof, of this Agreement are held to be unenforceable or invalid by any court of competent jurisdiction, the Purchaser and the Seller will negotiate an equitable adjustment to the provisions of this Agreement with a view toward effecting the purpose of this Agreement, and the validity and enforceability of the remaining provisions, or portions or applications thereof, will not be affected thereby.

28.2                        Entire Agreement

This Agreement, including any schedules or exhibits and all amendments hereto, contains the complete agreement between the Parties with respect to the matters contained herein and supersedes all other agreements, whether written or oral, with respect to the matters contained herein.  No modification, amendment, or other change will be binding on any Party unless consented to in writing by both Parties.

28.3                        Waiver and Amendment

Failure by either Party to exercise any of its rights under this Agreement shall not constitute a waiver of such rights.  Neither Party shall be deemed to have waived any right resulting from any failure to perform by the other unless it has made such waiver specifically in writing and signed by a duly authorized representative of each of the Purchaser and the Seller.

28.4                        Counterparts

This Agreement may be executed in one or more counterparts each of which shall be deemed an original and all of which shall be deemed one and the same Agreement.

28.5                        Third Party Rights

A person who is not a Party has no right under the Contracts (Rights of Third Parties) Act 1999 to enforce or to enjoy the benefit of any term of this Agreement.

SCHEDULE 1

SPECIFICATIONS

Part 1 — General Specification

1.                                      Biomass shall be wood pellets.

2.                                      Biomass shall be derived from 100% clean, virgin (untreated) softwood or hardwood, sawdust, wood chips or wood residues; free from any recovered, recycled or waste wood; with 100% of the energy content from non-fossil fuel sources, free from contamination and conforming to the Specification.

3.                                      Biomass shall be fully suited for bulk sea transport, free of contamination and material amounts of Extraneous Material, and shall be free flowing and otherwise suitable for grab loading and discharge.

Part 2 — Industrial Category

Biomass shall comply with the parameters set out in the table below:

Parameters	Units	Standard	Limit	Analysis Performed By
Origin and source	Only accepted	EN 14961-1	1.1 Forest, plantation and other virgin wood, 1.2.1 chemically untreated wood residues	declared by seller
		OFGEM	sustainability proven for UK	proven by seller
Additives (composition, mass )	weight% ar	EN 14961-1	Renewable additives, not in concentrations harmful to human health, < 3% with the written consent of Purchaser (not to be unreasonably withheld, conditioned or delayed).	declared by seller
Sampling		EN 14778		Insp
Sample preparation		EN 14780		Insp & lab
Quality check				Insp
No water damage (2)			None	Insp
No burned/charred pellets (3)			None	Insp

Parameters	Units	Standard	Limit	Tolerance	Analysis Performed By
Physical parameters
Diameter	mm	EN16127	6 to 10	within range	Insp & lab
Length <50 mm	weight %	EN16127	99.90%	within range	Insp & lab
Length <40 mm	weight %	EN16127	99%	within range	Insp & lab
Water content	weight% ar	EN 14774	< 10%	0,5% absolute	Insp & lab
Bulk (apparent) density	kg/m3	EN 15103	> 600	2% of limit	Insp & lab
Maximum bulk temperature (5)	°C	Annex F	< 60	1°C	Insp
Fines < 3.15 mm (round hole sieves)	weight% ar	EN15210- 1	< 5%	1% absolute	Insp
Durability	weight% ar	EN 15210-1	97,0%-99%	0,5% absolute	Lab
Particle Size
% < 3.15 mm (round hole sieve)	weight %	EN 16126	>97%	1% absolute	Lab
% < 2.0 mm (square hole sieve)	weight %	EN 16126	>90%	2% absolute	Lab
% < 1.0 mm (square hole sieve)	weight %	EN 16126	>50%	5% absolute	Lab
Net calorific value at constant pressure	GJ/ton ar	EN 14918	> 16,5	0,3 GJ/ton	Lab
Ash content	weight% DM	EN 14775	< 2,0%	10% of limit	Lab
Elementary composition
Cl	weight% DM	EN 15289	< 0,05%	0,01%	Lab

absolute
N	weight% DM	EN 15104	< 0,3%	10% of limit	Lab
S	weight% DM	EN 15289	< 0,2%	20% of limit	Lab
Trace elements
As	mg/kg DM	EN 15297	< 2	0,064 absolute	Lab
Cd	mg/kg DM	EN 15297	< 1	0,06 absolute	Lab
Cr	mg/kg DM	EN 15297	< 15	0,032 absolute	Lab
Cu	mg/kg DM	EN 15297	< 20	0,043 absolute	Lab
Pb	mg/kg DM	EN 15297	< 20	0,033 absolute	Lab
Hg	mg/kg DM	EN 15297	< 0,1	0,0046 absolute	Lab
Zn	mg/kg DM	EN 15297	< 200	5,43 absolute	Lab
Na + K	mg/kg DM	SFS-EN ISO 11885:1998 (6)	< 2500	20 absolute	Lab

(1) Performed by: Lab: analyses will be performed by the independent laboratory; - Insp: test will be performed by the inspection company; -Insp & lab: means a field test will be performed by the inspection company, the final value will be analyzed by the laboratory

(2) Water damage: Pellets that are visually wet and/or swollen.

(3) Burned/charred pellets: Pellets showing visual damage from fire or self-combustion (completely or partly charred, burned or turned to ash).

(4) Type and quantity to be stated

(5) Bulk maximal temperatures to be checked when the pellets leave the final point of loading for delivery to the end-user i.e. leaving the final storage point or the factory. This is the maximum temperature measured at any spot.

(6). Acetic acid soluble Na and K are determined by leaching a weighed fuel sample in acetic acid solution at pH 3.0 and measuring the Na and K solution with flame-AAS

SCHEDULE 2

ANNUAL BASE QUANTITIES

The Annual Base Quantities and, as applicable from and after a Step-In, VP Quantities, for each Delivery Year are as set out below.

Delivery Year	Start Date	End Date	Fixed Price Quantity (Priced in accordance with Part A of Schedule 6 or 6B, as applicable) (In Tonnes)	VP Quantity (In Tonnes)	Annual Base Quantity (In Tonnes)
1.	01/10/2019	31/12/2019	40,000	10,000	50,000
2.	01/01/2020	31/12/2020	153,600	38,400	192,000
3.	01/01/2021	31/12/2021	300,000	75,000	375,000
4.	01/01/2022	31/12/2022	300,000	75,000	375,000
5.	01/01/2023	31/12/2023	300,000	75,000	375,000
6.	01/01/2024	31/12/2024	300,000	75,000	375,000
7.	01/01/2025	31/12/2025	300,000	75,000	375,000
8.	01/01/2026	31/12/2026	300,000	75,000	375,000
9.	01/01/2027	31/12/2027	300,000	75,000	375,000
10.	01/01/2028	31/12/2028	300,000	75,000	375,000
11.	01/01/2029	31/12/2029	300,000	75,000	375,000
12.	01/01/2030	31/12/2030	300,000	75,000	375,000
13.	01/01/2031	31/12/2031	300,000	75,000	375,000
14.	01/01/2032	31/12/2032	300,000	75,000	375,000
15.	01/01/2033	31/12/2033	300,000	75,000	375,000
16.	01/01/2034	31/12/2034	300,000	75,000	375,000

SCHEDULE 3

AGREED WEIGHING PROCEDURE

1.                                      The weight of each shipment shall initially be determined at the Loading Port at the Seller’s expense by means of a draught survey of the Vessel, conducted by an Independent Marine Surveyor appointed by Seller with the approval of Purchaser (such approval shall not be unreasonably withheld or delayed).

2.                                      The Seller shall procure that the Independent Marine Surveyor shall issue to Purchaser and Seller a certificate certifying the weight of the Shipment (the Weight Certificate), which shall be final and binding on the Parties, except in the case of fraud or manifest error or in the circumstances set out in paragraphs 6 or 7 below.

3.                                      At its own expense, the Purchaser may nominate its own Independent Marine Surveyor to supervise the weight determination. This Independent Marine Surveyor shall have access to the facilities and all relevant information in order to perform the assignment. Objections to procedures will be communicated without delay between the Independent Marine Surveyor(s) and their principals.

4.                                      The Purchaser may, at its own expense, instruct its own Independent Marine Surveyor (to be approved by the Seller, such approval not to be unreasonably withheld or delayed), to certify the weight at the Discharging Port by a draught survey of the Vessel.

5.                                      In this case the Purchaser shall procure that the Independent Marine Surveyor shall issue to Purchaser and Seller a certificate certifying the weight of the Shipment (the Discharging Port Weight Certificate).  At their own expense the Seller has the right to nominate their own Independent Marine Surveyor to supervise the discharge weight determination and shall have access to the facilities and all relevant information in order to perform their assignment. Objections to procedures will be communicated without delay between the Independent Marine Surveyors and their principals.

6.                                      In the event that the difference between the draught survey figures on the Weight Certificate and Discharging Port Weight Certificate exceeds zero point five per. cent (0.5%) but is less than two per cent (2.0%), the mathematical average of the draught survey results shall be deemed to be the revised figure for the purpose of the Weight Certificate for the relevant Shipment, and this revised figure shall be conclusive for the purposes of this Agreement.

7.                                      In the event that the difference between the draught survey figures on the Weight Certificate and Discharging Port Weight Certificate exceeds two per cent (2.0%), the parties shall further investigate the reason for the discrepancy and the erroneous result will be discounted.

SCHEDULE 4

SAMPLING AND ANALYSIS PROCEDURE

General Provisions

1.                                      Sampling shall be carried out at the Loading Port during loading of the Vessel and at the Discharging Port during the discharge of the Vessel.

2.                                      The Parties shall procure that all sampling and preparation is

2.1                               Carried out by one of the independent inspection companies referred to below; and

2.2                               executed in accordance with the Sampling Standard, and that all sampling and preparation:

(a)                                 achieves collection and preparation of samples which are representative of the entire Shipment; and

(b)                                 is conducted using mechanical sampling systems wherever practicable.

3.                                      Temperature measurements shall be taken at both the Loading Port and the Discharging Port and the results shall be included in the relevant Inspection Certificate.  The temperature measurements shall be determined as follows:

3.1                               The temperature measurement shall be performed during the whole loading or discharge operation. It shall be a combination of probe temperature measurements and a heat gun or an IR camera. The probe is used to measure the actual temperature while the heat gun/IR camera is used to identify deviation spots or areas in the material next to visual indications.

3.2                               Before any operation is commenced the temperature is measured with the probe on several spots (if physically and safely possible). The results will be noted in the report, including the place, date and time. The heat gun/IR camera is used to find deviating area’s with higher temperatures. These areas shall also be measured with the probe. Any visual suspected areas such as steam, smoke, wet spots or places with a lot of fines shall also be measured with the probe.

3.3                               During transhipment operations, a heat gun shall be used to monitor the cargo stream, for example on the conveyor belt. The probe is used to measure temperature in samples, or any freshly exposed wood pellet materials, as well as suspected spots, identified visually or with the use of the heat gun/IR camera.

3.4                               when using a probe thermometer, this device shall be inserted into the Biomass to a sufficient depth to allow for the temperature to be transferred to the device and register a reading. The reading produced shall be deemed completed when the temperature level specified on the device’s indicator is no longer changing or begins to change in the opposite direction to that which it was previously moving towards.

4.                                      The Parties shall instruct any Inspection Company engaged by them that if prior to, or during the loading or discharging of the Biomass, an Inspection Company observes Non- Conforming Biomass, the Inspection Company shall immediately inform all involved Parties of the findings.

5.                                      Samples shall be packed and labelled in accordance with the Sampling Standard.   All Samples shall be sealed by the Inspection Companies in such a way as to identify them uniquely and to prevent any access to the sample material without breaking or removing the seal. Seal numbers shall be noted on inspection, sampling and analysis certificates.

6.                                      For each prepared sample, at least one sample shall be sent for analysis (as described below) and a minimum of 2 further samples shall be retained (for use as Umpire Samples, if required) and stored for a minimum of ninety (90) days under supervision of the applicable Inspection Company in accordance with the Sampling Standard.

7.                                      All testing and analysis shall be conducted as soon as possible after sampling and all analysis certificates shall be issued no later than seven (7) Business Days after delivery of the samples to the laboratory and shall be distributed without delay to the Parties.

8.                                      The Parties shall procure that any Inspection Certificate(s) procured under their direction shall be issued without delay and in any event no later than three (3) Business Days after completion of sample preparation.

Loading Port Sampling and Analysis

9.                                      The Seller shall appoint at its own expense an Inspection Company, as approved by the Purchaser, to perform supervision during loading of the Vessel, to take samples of the Biomass, to issue an Inspection Certificate and to instruct a duly accredited laboratory (to be nominated by Seller and also at Seller’s own expense) to test and analyse the samples (the LP Independent Laboratory).

10.                               The Seller shall procure that the LP Independent Laboratory shall test and analyse the samples, in respect of all quality parameters contained in the Specification and shall issue a report detailing the results (the First Analysis Certificate) as soon as reasonably practicable.

11.                               The Purchaser may appoint its own Inspection Company at the Loading Port, if applicable, at its own sole cost and expense to supervise the Seller’s appointed Inspection Company while the Seller’s appointed Inspection Company is performing the sampling, field tests and the preparation process and to perform their own (field) tests and measurements. The Purchaser’s appointed Inspection Company will be allowed access to the facilities and required information to properly perform the tasks as described.  If the Purchaser appoints its own Inspection Company at the Loading Port, all samples shall be sealed by both the Seller’s and the Purchaser’s appointed Inspection Companies.

12.                               Unless agreed upon otherwise, samples taken at the Loading Port shall be drawn as close as possible to the point of the delivery of the Biomass.

Discharging Port Sampling

13.                               Where applicable, Purchaser shall procure that an Inspection Company performs field tests and measurements and certifies (as at the Discharging Port), in accordance with the Specification, and produces a report (the Quality Condition Report) in respect of these quality Parameters to the Seller as soon as reasonably practicable.

14.                               The Purchaser shall appoint at its own expense an Inspection Company, as approved by the Seller, to perform supervision during discharge of the Vessel, to take samples of the Biomass, to issue an Inspection Certificate (including the Quality Condition Report and the Temperature Certificate) and to instruct a duly accredited laboratory (to be nominated by the Purchaser and also at the Purchaser’s own expense) to test and analyse the samples (the DP Independent Laboratory).

15.                               The Purchaser shall procure that the DP Independent Laboratory shall test and analyse the samples, in respect of all quality parameters contained in the Specification and shall issue a report detailing the results (the Second Analysis Certificate) as soon as reasonably practicable.

16.                               The Seller may appoint its own Inspection Company at the Discharging Port, if applicable, at its own sole cost and expense to supervise the Purchaser’s appointed Inspection Company while the Purchaser’s appointed Inspection Company is performing the sampling, field tests and the preparation process and to perform their own (field) tests and measurements. The Seller’s appointed Inspection Company will be allowed access to the facilities and required information to properly perform the tasks as described.  If the Seller appoints its own Inspection Company at the Discharging Port, all samples shall be sealed by both the Seller’s and the Purchaser’s appointed Inspection Companies.

17.                               Samples taken at the Discharging Port shall be drawn by the Purchaser’s automatic sampling equipment (if available) and witnessed by, and to the satisfaction of, the independent Inspection Company. The Purchaser’s sampling equipment shall be located within the Purchaser’s fuel handling system, between the ship unloading equipment and the biomass storage buildings. If the automatic sampling system is unavailable, the Inspection Company shall draw samples manually prior to the first transfer point.

Discrepancies

18.                               The Parties shall agree on the final values and results to be used for the Analysis Certificate and, unless otherwise agreed, the preference shall be:

(a)                                 the First Analysis Certificate(s);

(b)                                 the Second Analysis Certificate(s); and

In the event of any disagreement between the Parties on whether to use the results of the First Analysis Certificate or the Second Analysis Certificate then the following procedures shall apply.

19.                               In relation to fines, durability and temperature, the First Analysis Certificate(s) shall be final and binding on the Parties, absent fraud or manifest error.

20.                               In relation to net calorific value, in the event that the difference between figures in the First Analysis Certificate and the Second Analysis Certificate

(a)                                 is less than or equal to zero point five per. cent (0.5%), the First Analysis Certificate(s) shall be used;

(b)                                 exceeds zero point five per. cent (0.5%) but is less than or equal to two per cent (2.0%), the mathematical average of these two results shall be used and this revised figure shall be conclusive for the purposes of this Agreement; or

(c)                                  exceeds two per cent (2.0%), the parties shall appoint an Umpire Laboratory as contemplated below.

21.                               In relation to items other than fines, durability, temperature and net calorific value, if any item in either the First Analysis Certificate or the Second Analysis Certificate exceeds the limit (beyond any applicable tolerance) for the relevant parameter set out in the Specification, then the parties shall appoint a 3rd laboratory (an Umpire Laboratory) to determine whether the fuel meets the Specification or whether it should be classified as Non-Conforming Biomass.

22.                               The Parties will instruct the Umpire Laboratory to analyse the samples proposed by the Parties on the disputed parameter(s) and to provide these results in an Umpire Analysis Certificate(s).  If the Parties do not agree on the Umpire Samples to be used, 1 Umpire Sample from each of the Loading Port and Discharging Port sampling shall be analysed and for each parameter the average of the two results shall be used.

23.                               The decision of the Umpire Laboratory shall be conclusive.  The costs of shipping and analysis by the Umpire Laboratory shall be borne equally by the Parties.

SCHEDULE 5

PERFORMING VESSEL CRITERIA

Unless mutually agreed otherwise by the Parties in writing, the performing vessel criteria for Vessels to be nominated by the Seller under this Agreement are as follows:

1.                                      Maximum 20 years of age on completion of the voyage.

2.                                      Single deck, self trimming, bulk carrier with a maximum draft of 13.0 meters.

3.                                      Fully P&I, ISM and ISPS covered in line with all IMO/local rules and regulations including CO2 fittings as required by the trade, with all certificates in place.

4.                                      Fully P&I covered by first Class P&I Club being a member of the International Group of P&I Clubs as well as classed Lloyd’s +100A1 or equivalent, as per Institute Classification Clause, and in every way fitted and suitable for the intended voyage and will be maintained in that condition throughout the duration of the voyage.

5.                                      Fully insured for hull and machinery risks.

6.                                      Have on board valid and sufficient calibration scales in order to perform proper draft survey.

7.                                      Distance from the waterline to top of hatch coaming is not to exceed 15 meters.

8.                                      Upon request from PD Teesport, Vessel shall provide a copy of the relevant Documents of Compliance (DOC), safety Management Certificate (SMC) and insurance documents to PD Teesport.

9.                                      Vessel officers and crew shall be covered by an ITF Agreement or other bona fide trade agreement conforming to ITF Standards. A valid ITF Agreement and valid Blue Certificate shall be carried on board vessel and shall be available for inspection at all times.

10.                               Be in every respect suitable for grab discharge and CSU discharge using the Tenant’s Topside Equipment.

11.                               The deck shall be free from fixed stanchions and any other obstructions. However, it is understood that collapsible stanchions are allowed. Cargo shall not be loaded into deep-tanks or other places not easily accessible by grab.

12.                               Must comply with requirements as laid down in the BLU Code.

13.                               All Vessels carrying cargo which is wood chip must be capable of and fitted with equipment for self discharge.

SCHEDULE 6

PRICE

1.                                      Except as provided in Schedule 6B (Price (From and After a Step-In)), the price applicable to any volume of Biomass delivered under this Agreement shall be determined in accordance with Part B of this Schedule; provided, that the Purchaser may, by written notice to the Seller, elect for the price applicable to all, but not less than all, of the Annual Base Quantity (excluding, for the avoidance of doubt, any Option Quantity) delivered after the date of such notice to be determined in accordance with Part A of this Schedule.  The Purchaser may only make such election one time during the Term, and any such notice shall be irrevocable.

2.                                      All prices quoted in this Schedule 6 (Price) are for a Tonne of Biomass meeting the Specification and having an NCV equal to 17 GJ/MT.

Part A — Fixed Price

1.                                      As at the Agreement Date, the Base Price for purposes of this Schedule 6 is USD 199.00 (one hundred ninety-nine US dollars).

2.                                      On or before the date falling 5 Business Days after the Effective Date, the Seller shall send the Purchaser a notice in the form of Schedule 9 (Form of Final Price Confirmation Notice) (the Final Price Confirmation Notice) to notify the Purchaser of its calculation of the Contract Price in GBP£/Tonne.  The Contract Price for purposes of this Schedule 6 shall be equal to the Base Price in USD/Tonne divided by the Reference Rate.

3.                                      Within 5 Business Days of the Purchaser’s receipt of the Final Price Confirmation Notice, it shall confirm its acceptance of the figure for the Contract Price proposed by the Seller by countersigning the Final Price Confirmation Notice and returning a copy to the Seller.  Following any such countersignature, the Contract Price shall be final and binding for the purposes of this Agreement.  If the Purchaser objects to the Final Price Confirmation Notice (which it may do solely on evidence of the Seller’s miscalculation of such Contract Price) then it shall notify the Seller promptly upon receipt.  Any objection or related dispute shall be resolved pursuant to Clause 27 (Dispute Resolution).

4.                                      For the purposes of this Schedule 6:

(a)                                 The Reference Rate shall be equal to the arithmetic average of the Forward Rate on each of the 20 Business Days prior to (and including) the Business Day immediately preceding the Effective Date; and

(b)                                 Forward Rate means the GBP/USD rate for settlement in one year (1Y) published by Bloomberg at or around 9:00am (GMT) on screen GBPUSD Curncy, section 8) FRD Fx Forward Calculator (taking the average of the bid and offer prices).

5.                                      Notwithstanding anything to the contrary herein, if the Purchaser has entered into an agreement to re-sell the Biomass to be delivered hereunder to a third party that owns a Facility that provides for a price conversion to GBP£/Tonne on substantially identical terms to those set forth in this Schedule 6, then the Parties shall use commercially reasonable efforts to conform the conversion method and timing in this Schedule 6 to that set forth in such other agreement.

6.                                      The Fixed Price for purposes of this Schedule 6 for any calendar year shall be as follows:

(a)                                 in calendar year 2019 the Fixed Price shall be equal to the Contract Price;

(b)                                 in calendar year 2020 the Fixed Price shall be equal to the Contract Price plus the Indexation Factor plus USD 0.40 (forty US cents); and

(c)                                  for all other calendar years the Fixed Price shall be equal to the Fixed Price applicable to the immediately preceding calendar year, plus the Indexation Factor, plus USD 0.40 (forty US cents).

7.                                      The Indexation Factor for purposes of this Schedule 6 shall be calculated in January of each year (beginning with January 1, 2020) and shall be equal to the following:

Indexation Factor = (NA*((FI*0.9)+((CPIy/CPIy-12)*0.1)))-NA

where:

NA = a notional amount equal to the following USD amount for the applicable calendar year:

Notional Amount	Calendar Year
205.00	2020
205.00 + Calendar Year 2020 Indexation Factor	2021
Prior Calendar Year Notional Amount + Prior Calendar Year Indexation Factor	2022 and onward

FI = a fixed inflator of 1.0225 (one point zero two two five)

CPIy =  the All-items Consumer Price Index (CPI), rounded to one decimal place, as published by the Office for National Statistics (or any successor government department) in December immediately prior to the start of that year.

CPIy-12 =  the All-items Consumer Price Index (CPI), rounded to one decimal place, as published by the Office for National Statistics (or any successor government department) in December one year prior to the start of that year.

If such index ceases to be available, then it shall be replaced by any future UK government index which shall replace such index and which provides a measure of the general increase in consumer prices.

Part B - Variable Price

1.                                      The Variable Price for purposes of this Schedule 6 shall be equal to the USD Variable Price applicable to the relevant calendar year, converted into GBP at the FX Rate.

2.                                      The Starting USD Variable Price for purposes of this Schedule 6 is (a) for any volume which forms part of the Annual Base Quantity, USD 199.00 (one hundred ninety-nine US dollars), or (b) for any volume which forms part of the Option Quantity, USD 203.00 (two hundred three US dollars).

3.                                      The applicable USD Variable Price for purposes of this Schedule 6 for any calendar year shall be as follows:

(a)                                 through and including calendar year 2019 the USD Variable Price shall be equal to the Starting USD Variable Price;

(b)                                 in calendar year 2020 the USD Variable Price shall be equal to the Starting USD Variable Price plus the Indexation Factor plus USD 0.40 (forty US cents); and

(c)                                  for all other calendar years the USD Variable Price shall be equal to the USD Variable Price applicable to the immediately preceding calendar year, plus the Indexation Factor, plus USD 0.40 (forty US cents).

SCHEDULE 6B

PRICE (FROM AND AFTER A STEP-IN)

1.                                      Notwithstanding anything to the contrary in Schedule 6 (Price) or elsewhere in this Agreement, the price applicable to any volume of Biomass delivered under this Agreement from and after a Step-In shall be determined exclusively in accordance with this Schedule 6B.

2.                                      The price applicable to any volume of Biomass delivered under this Agreement from and after a Step-In shall be determined in accordance with this Schedule and shall be as follows:

(a)                                 for any volume which forms part of the Annual Base Quantity for any Delivery Year, excluding the VP Quantity for that Delivery Year, the Fixed Price which shall be determined in accordance with Part A below; and

(b)                                 for the VP Quantity for any Delivery Year, the Variable Price which shall be determined in accordance with Part B below.

3.                                      All prices quoted in this Schedule 6B are for a Tonne of Biomass meeting the Specification and having an NCV equal to 17 GJ/MT.

Part A — Fixed Price

1.                                      As at the Agreement Date, the Base Price for purposes of this Schedule 6B is USD 205.00 (two hundred and five US dollars).

2.                                      The Contract Price for purposes of this Schedule 6B shall be equal to the Base Price in USD/Tonne divided by the Reference Rate as determined pursuant to Schedule 6.

3.                                      The Fixed Price for purposes of this Schedule 6B for any calendar year shall be as follows:

(a)                                 in calendar year 2019 the Fixed Price shall be equal to the Contract Price;

(b)                                 in calendar year 2020 the Fixed Price shall be equal to the Contract Price multiplied by the Indexation Factor; and

(c)                                  for all other calendar years the Fixed Price shall be equal to the Fixed Price applicable to the immediately preceding calendar year, multiplied by the Indexation Factor.

4.                                      The Indexation Factor for purposes of this Schedule 6B shall be calculated in January of each year (beginning with January 1, 2020) and shall be equal to the following:

Indexation Factor = (FI*0.9)+((CPIy/CPIy-12)*0.1)

where:

FI = a fixed inflator of 1.0225 (one point zero two two five)

CPIy =  the All-items Consumer Price Index (CPI), rounded to one decimal place, as published by the Office for National Statistics (or any successor government department) in December immediately prior to the start of that year.

CPIy-12 =  the All-items Consumer Price Index (CPI), rounded to one decimal place, as published by the Office for National Statistics (or any successor government department) in December one year prior to the start of that year.

If such index ceases to be available, then it shall be replaced by any future UK government index which shall replace such index and which provides a measure of the general increase in consumer prices.

5.                                      For the avoidance of doubt, the Fixed Price shall be calculated each year regardless of whether a Step-In has occurred, such that the Fixed Price applicable upon a Step-In shall reflect prior years’ adjustments in accordance with clauses 3 and 4 of this Part A.

Part B - Variable Price

1.                                      The Variable Price for purposes of this Schedule 6B shall be equal to the USD Variable Price applicable to the relevant calendar year, converted into GBP at the FX Rate.

2.                                      The Starting USD Variable Price for purposes of this Schedule 6B is USD 194.00 (one hundred and ninety-four US dollars) for the VP Quantity for each Delivery Year.

3.                                      The applicable USD Variable Price for purposes of this Schedule 6B for any calendar year shall be as follows:

(a)                                 through and including calendar year 2019 the USD Variable Price shall be equal to the Starting USD Variable Price;

(b)                                 in calendar year 2020 the USD Variable Price shall be equal to the Starting USD Variable Price multiplied by the Indexation Factor; and

(c)                                  for all other calendar years the USD Variable Price shall be equal to the USD Variable Price applicable to the immediately preceding calendar year, multiplied by the Indexation Factor.

4.                                      For the avoidance of doubt, the Variable Price shall be calculated each year for all values of the Starting USD Variable Price, such that the Variable Price applicable to VP Quantities upon a Step-In shall reflect prior years’ adjustments in accordance with clause 3 of this Part B.

SCHEDULE 7

LOCATION OF DELIVERY POINT

SCHEDULE 8

SUSTAINABILITY REQUIREMENTS

PART A — DEFINITIONS

1.                                      For the purposes of this Agreement:

Calculation Methodology means the methodology described in paragraphs 2 and 3 of this Part A (Definitions) of Schedule 8 (Sustainability Requirements).

Calculation Period means each twelve month period ending on 31 March (or such other date as the Parties may agree, acting reasonably) within which any GHG Emissions or any Embedded GHG Emissions are calculated.

Calculation Protocols means, for the purposes of calculating the level of GHG Emissions in any Consignment, the following methodologies (and in the event of any inconsistency between them, the approach which results in the highest level of GHG Emissions shall apply):

(a)                                 the UK Solid and Gaseous Biomass Carbon Calculator published by the UK government (Available as at the Agreement Date at https://www.ofgem.gov.uk/publications-and-updates/uk-solid-and-gaseous-biomass-carbon-calculator), as in effect on the Agreement Date;

(b)                                 the document entitled Biomass Carbon Calculator, Renewables Obligation: User manual for the Solid and Gaseous Biomass Carbon Calculator, Version 2.0, published by the Department for Energy and Climate Change in January 2015;

(c)                                  the document entitled Renewables Obligation: Sustainability Criteria, published by OFGEM on 01 June 2014;

(d)                                 the document entitled Renewables Obligation: Sustainability Audit — Guidance for Operators and Auditors published by OFGEM on 01 June 2014;

(e)                                  for any calculations of land carbon stocks, the European Commission Decision 2010/335/EU; and

(f)                                   any other calculation methodology to which the Parties may mutually agree;

in each case as such document, calculation methodology or decision may, subject to Clause 16 (Change in Law and Sustainability Requirements), be updated from time to time.

Consignment Compliance Certificate means a certificate that includes the information and meets the criteria set out in Part D (Consignment Compliance Certificate) of this Schedule 8 (Sustainability Requirements).

Consignment means a quantity of Biomass which:

(a)                                 was produced from the same Feedstock Type;

(b)                                 is in the same type of solid Form;

(c)                                  emanates from the same country of origin; and

(d)                                 contains Biomass of no more than one Fuel Classification.

Embedded GHG Emissions means, in relation to any Consignment of Biomass, the level of GHG Emissions embedded in that Consignment of Biomass at the Delivery Point (measured in gCO2eq/MJfuel), calculated in accordance with the Calculation Methodology and the Calculation Protocols.

Feedstock Type means, in relation to any Biomass, the material from which that Biomass was created, being one (but not more than one) of the following types: (i) wood, (ii) olive cake, (iii) olive husks or (iv) palm kernel expeller.

Form means, in relation to any Biomass, the physical form of that Biomass, being one (but not more than one) of the following forms: (i) round wood, (ii) round logs, (iii) shavings, (iv) wood chips, (v) wood offcuts, (vi) wood pellets, (vii) sawdust, (viii) wood bark, (ix) stumps/roots and (x) inhomogeneous form.

FSC Standard means the Forest Stewardship Council Standard for Chain of Custody Certification (FSC-STD-40-004 V2-1 E; October 1, 2011) as may, subject to Clause 16 (Change in Law and Sustainability Requirements), be updated from time to time.

Fuel Classification means the classification of fuel as waste, co-products, products, or a type of residue (where each type of residue has its own Fuel Classification).

GHG Criterion means the criterion described in paragraph 1 of Part B (Sustainability Criteria) of this Schedule 8 (Sustainability Requirements).

GHG Emissions means the quantity of Greenhouse Gases released to the atmosphere, measured in gCO2eq, as having the equivalent global warming potential as one gram of CO2 and calculated based on the following equivalences:

(a)                                 1 gCO2 is equivalent to 1 gCO2eq

(b)                                 1 gN2O is equivalent to 296 gCO2eq

(c)                                  1 gCH4 is equivalent to 23 gCO2eq.

GHG Threshold means, if the relevant Consignment is delivered to the Purchaser:

(a)                                 prior to 01 April 2020, 22.8 gCO2eq/MJfuel

(b)                                 within the period from 01 April 2020 to 31 March 2025 (inclusive), 19.0 gCO2eq/MJfuel

(c)                                  on or after 01 April 2025 17.1 gCO2eq/MJfuel.

Greenhouse Gases (or GHG) means carbon dioxide (CO2), methane (CH4) and nitrous oxide (N2O) for the purpose of this Agreement.

Land Criteria means the two criteria listed in paragraph 2 of Part B (Sustainability Criteria) of this Schedule 8 (Sustainability Requirements).

Legally Harvested means, in relation to any material from which Biomass has been prepared, that the original timber constituting that material was legally harvested for the purposes of Article 2 of EU Timber Regulation No. 995/2010.

MJfuel means Biomass delivered at the Delivery Point with a net calorific value equal to one MegaJoule.

PEFC Standard means the Programme for the Endorsement of Forest Certification Chain of Custody of Forest Based Products Requirements (PEFC ST 2003:2013; May 23, 2013) as may, subject to Clause 16 (Change in Law and Sustainability Requirements), be updated from time to time.

Pellet Plant means, in relation to any Biomass delivered under this Agreement, the facility where biomass raw material was processed and converted into the Form in which it has been sold and delivered to the Delivery Point.

PPS Audit Report means an audit report that includes the data and information set out in Part E (PPS Audit Report) of this Schedule 8 (Sustainability Requirements).

Source means, in relation to any Biomass delivered under this Agreement, the geographical area where the raw material from which the Biomass was created was originally grown.

Sustainable Source means a Source of timber that is considered sustainable for the purposes of the Timber Standard because it:

(a)                                 is from forests certified under the FSC Standard or the PEFC Standard (“Category A” evidence); or

(b)                                 satisfies the bespoke evidence requirements as described in the Risk Based Regional Assessment: A Checklist Approach (“Category B” evidence) published by DECC on 22 December 2014 (as may, subject to Clause 16 (Change in Law and Sustainability Requirements), be updated from time to time); or

(c)                                  satisfies any other standard or criteria to which the Parties may mutually agree.

Sustainability Information means all information submitted by the Seller under or in accordance with this Schedule 8 (Sustainability Requirements).

Timber Standard means the Timber Standard for Heat & Electricity: Woodfuel used under the Renewable Heat Incentive and Renewables Obligation published by DECC on 10 February 2014 as may, subject to Clause 16 (Change in Law and Sustainability Requirements), be updated from time to time.

2.                                      Subject to paragraph 3, the Calculation Methodology to calculate the Embedded GHG Emissions for any Consignment is as follows.  The Embedded GHG Emissions shall be equal to eec + el + ep + etd, where:

2.1                               eec is emissions from the extraction or cultivation of raw materials for the production of the Biomass:

(a)                                 including emissions from:

(i)                                     the extraction or cultivation process itself;

(ii)                                  the collection of raw materials;

(iii)                               waste and leakages; and

(iv)                              the production of chemicals or products used in extraction or cultivation; but

(b)                                 excluding:

(i)                                     the capture of CO2 in the cultivation of raw materials; and

(ii)                                  certified reductions of greenhouse gas emissions from flaring at oil production sites anywhere in the world;

2.2                               el is emissions from carbon stock changes caused by land-use change relating to the production of the Biomass calculated in accordance with the following formula:

el = (CSR — CSA) x 3664 x l |20 x l| P, where

(a)                                 CSR is the carbon stock per unit area associated with the reference land use (measured as mass of carbon per unit area, including both soil and vegetation). The reference land use shall be the land use in January 2008 or twenty (20) years before the raw material was obtained, whichever is the later; and

(b)                                 CSA is the carbon stock per unit area associated with the actual land use (measured as mass of carbon per unit area, including both soil and vegetation). In cases where the carbon stock accumulates over more than one (1) year, the value attributed to CSA shall be the estimated stock per unit area after twenty (20) years or when the crop reaches maturity, whichever is the earlier; and

(c)                                  P is the productivity of the crop (measured as Solid and Gaseous Biomass energy per unit area per year);

2.3                               ep is emissions from processing the Biomass, including emissions from:

(a)                                 the processing itself;

(b)                                 waste and leakages; and

(c)                                  the production of chemicals or products used in processing; and

2.4                               etd is emissions from transport and distribution up to the Delivery Point relating to the production of the Biomass including emissions from:

(a)                                 the transport and storage of raw and semi-finished materials; and

(b)                                 the storage and distribution of finished materials, but excluding those emissions included under eec.

3.                                      For the avoidance of doubt, a Shipment may contain Biomass of more than one Fuel Classification and the Fuel Classification for each Consignment shall be determined using a mass balance system.  Where a Shipment contains Biomass of more than one Fuel Classification or where a Consignment includes Biomass from more than one Source, the Embedded GHG Emissions shall be calculated using a mass balance system which:

(a)                                 provides for the sustainability profiles of the Consignments of Biomass added to a mixture to be attributed to the Consignments withdrawn from that mixture; and

(b)                                 requires the sustainability profile attributed to the sum of all the Consignments withdrawn from a mixture to be the same, and in the same quantities, as the sustainability profile of the sum of all the Consignments added to that mixture.

For the purposes of interpreting the principle in paragraphs (a) and (b) above, “sustainability profile” shall refer to information identifying the material of which the Biomass is composed and the proportion of the Biomass that meets the GHG Criterion and the Land Criteria.

Where a Shipment contains Biomass of more than one Fuel Classification, the sustainability profile of each Consignment included in the Shipment may be determined based on the annual average sustainability profile of the Supplier’s total supply chain.

PART B — SUSTAINABILITY CRITERIA

1.                                      The Seller shall ensure that each Consignment of Biomass supplied under this Agreement has Embedded GHG Emissions lower than the GHG Threshold (the GHG Criterion).

2.                                      The Seller shall ensure that all material included in any Biomass delivered under this Agreement:

2.1                               has been Legally Harvested; and

2.2                               has been harvested from a Sustainable Source;

and for the purposes of this Agreement, these two criteria are referred to together as the Land Criteria.

PART C — SUSTAINABILITY DOCUMENTATION

1.                                      Reports and information

The Seller shall provide to the Purchaser:

1.1                               with each Shipment of Biomass, a Consignment Compliance Certificate for each Consignment included in that Shipment; and

1.2                               within 45 days following the last day of each Calculation Period, for each Pellet Plant from which the Seller has procured Biomass during that Calculation Period, a PPS Audit Report.

2.                                      Quality

2.1                               The Seller shall ensure that all information provided to the Purchaser in accordance with this Schedule 8 (Sustainability Requirements) is true, complete, accurate in all material respects and not materially misleading.

2.2                               The Seller shall procure that each PPS Audit Report submitted under this Agreement is audited by a qualified independent certification body satisfactory to the Purchaser (acting reasonably) to determine the suitability of the systems, processes and procedures for obtaining, determining, and recording any Sustainability Information.

2.3                               The Seller will procure that each PPS Audit Report is prepared in accordance with the requirements of limited assurance prescribed in a standard acceptable to and specified by the Purchaser (acting reasonably).

3.                                      Right to audit

3.1                               The Seller shall, no more than once every three (3) months and on no less than thirty (30) days’ advance notice, during regular business hours and so as not to disrupt the Sellers’ (or its sub-suppliers’) operations, grant (and shall procure, to the extent practicable, that its sub-suppliers shall grant) to the Purchaser (and its nominees) a full right of access to audit all information supplied under or in connection with this Schedule 8 (Sustainability Requirements) and shall:

(a)                                 co-operate promptly and fully with any auditor; and

(b)                                 promptly on request by the Purchaser provide all information requested by the Purchaser relating to compliance with the GHG Criterion or the Land Criteria as may be reasonably available to the Seller, subject to confidentiality requirements.

3.2                               The Seller shall use reasonable endeavours to co-operate with any request described in paragraph 3.1 and shall use all reasonable endeavours to procure that its suppliers co-operate with the Purchaser or any independent auditor nominated by the Purchaser in any further audit required by the Purchaser.

4.                                      Costs

4.1                               The Seller shall bear all costs associated with producing the PPS Audit Report.

4.2                               The Purchaser shall bear all costs associated with producing any audit report other than the PPS Audit Report.

5.                                      Further information requests

5.1                               The Purchaser may ask for further sustainability information in addition to any information already provided by the Seller pursuant to this Schedule, in which case the Seller shall use reasonable endeavours to comply with any reasonable request, providing the information requested within 10 Business Days to the extent it is able to do so.

5.2                               Subject to Clause 16, the Purchaser may from time to time modify the information required in the Consignment Compliance Certificate and the PPS Audit Report.

5.3                               The Seller shall keep records of information used to demonstrate sustainability for at least five (5) years.

PART D — CONSIGNMENT COMPLIANCE CERTIFICATE

Each Consignment Compliance Certificate shall include:

1.                                      a statement setting out the Embedded GHG Emissions for that Consignment, calculated for the applicable Calculation Period in accordance with the Calculation Methodology and the Calculation Protocols;

2.                                      a written confirmation by an authorized officer of the Seller that the Consignment meets the Land Criteria; and

3.                                      the Key Input Data and the Supporting Data for that Consignment (each as set out more fully below, and as calculated for the applicable Calculation Period).

The Key Input Data for any Consignment are as follows:

No.	Item	Units
1.	Embedded GHG Emissions	gCO2eq/MJfuel
1.1	Emissions from extraction and cultivation of raw materials (eec)	gCO2eq/MJfuel
1.2	Emissions from Land Use Change (el)	gCO2eq/MJfuel
1.3	Emissions from Processing (ep)	gCO2eq/MJfuel
1.4	Emissions from Transport and Distribution (etd)	gCO2eq/MJfuel
2.	Fuel profiling information
2.1	% Feedstock type in Consignment
2.2	Form
2.3	Fuel Classification
2.4	Pellet Plant	Name, address
2.5	Source (specifically the name of the forest where the original timber was grown)	Location
2.6	Mass	Tonnes
2.7

Where some or all of the Biomass was certified under one (1) or more Environmental Quality Assurance Schemes: (i) the name(s) of such scheme(s); and (ii) the proportion of each Consignment certified under each such scheme.

2.8	A description of the forestry management practices or land management practices used where the wood was grown;
2.9	The proportion of such Biomass which is derived from hardwood and softwood respectively; (hardwood means wood derived from a broadleaf tree and softwood means wood derived from a coniferous tree);
2.10	The proportion of Biomass derived from a protected or threatened species, and which species it is;
2.11	The proportion of Biomass that was composed of or derived from Saw Logs.

The Supporting Data in relation to any Consignment is as follows:

No.	Item	Unit
1.	Emissions from extraction and cultivation of raw materials (eec)	gCO2eq/MJ(fuel)
1.1.	Feedstock stock wood type
1.2.	Lower heating value of raw material	MJ/ton
1.3.	Moisture content at collection	%
1.4.	Module efficiency	T(output)/t(input)
1.5.	Type of fuel used for harvesting
1.6.	Harvesting or chipping emissions factor	gCO2eq/MJ
1.7.	Emissions from Chipping (if applicable, include in eec)	gCO2eq/MJ(fuel)
1.7.1.	Emissions from electricity use in drying	g CO2eq/MJ
1.7.2.	Plant yield	T(output)/t(input)
1.7.3.	Moisture content at output	%
1.7.4.	Amount of electricity used	MJ(electricity)/t(output)
1.7.5.	Type of primary fuel used for process (e.g. natural gas or grid electricity)
1.7.6.	Electricity emissions factor	gCO2eq/MJ(electricity)
2.	Emissions from Land Use Change (el)	gCO2eq/MJ(electricity)
2.1.	Crop yield	T(feedstock)/ha
2.2.	Any change in land use or land carbon stock? If yes, provide previous and current land use and previous and current land management practice.
2.3.	Climate region
2.4.	Soil type
3.	Emissions from Processing (ep)
3.1.	Emissions from Drying (ep)	gCO2eq/MJ(fuel)
3.1.1.	Module efficiency	T(output)/t(input)
3.1.2.	Moisture content after drying	%
3.1.3.	Amount of electricity used	MJ(electricity)/t(output)
3.1.4.	Electricity emissions factor	gCO2eq/MJ(electricity)
3.1.5.	Type of primary fuel used for process (e.g. natural gas or grid electricity)
3.2.	Emissions from Pellet Production (ep)	gCO2eq /MJ(fuel)
3.2.1.	Emissions from electricity use in drying	g CO2eq /MJ
3.2.2.	Plant yield	T(output)/t(input)
3.2.3.	Moisture content at output	%
3.2.4.	Amount of electricity used	MJ(electricity)/t(output)
3.2.5.	Type of primary fuel used for process (e.g. natural gas or grid electricity)
3.2.6.	Electricity emissions factor	gCO2eq /MJ(electricity)

No.	Item	Unit
4.	Emissions from transport from transport and distribution (etd)	gCO2eq/MJ(fuel)
4.1.	Emissions from transport of raw material to Pellet Plant (etd)	gCO2eq/MJ(fuel)
4.1.1.	Transport mode
4.1.2.	Distance
4.1.3.	Density of wood transported	t/m3
4.1.4.	Energy intensity of transport	MJ(fuel)/(t-km)
4.1.5.	Module efficiency	T(output)/t(input)
4.1.6.	Type of fuel used for transport mode
4.1.7.	Emissions factor of transport fuel	gCO2eq /MJ
4.2.	Emissions from transport of pellets to Teesside (etd)	gCO2eq /MJ
4.2.1.	Country of origin
4.2.2.	Distance	km
4.2.3.	Transport mode
4.2.4.	Density of pellets transported	t/m3
4.2.5.	Energy intensity of transport	MJ(fuel)/(t-km)
4.2.6.	Module efficiency	T(output)/t(input)
4.2.7.	Type of fuel used for transport mode
5.	Emissions from co-products	gCO2eq/MJ
6.	Emissions from binders	gCO2eq/MJ

PART E — PPS AUDIT REPORT

1.                                      Each PPS Audit Report shall contain such data as the Purchaser may reasonably require in order to verify the contents and accuracy of each Consignment Compliance Certificate submitted under or in accordance with this Agreement.

2.                                      Each PPS Audit Report shall contain the information below on controls and systems:

(a)                                 a detailed narrative of whether the systems used to produce the Sustainability Information, in particular the information included in the Consignment Compliance Certificates, are likely to produce reasonably accurate and reliable information;

(b)                                 a detailed narrative of the controls in place to help protect the Sustainability Information against material misstatements due to fraud or error;

(c)                                  a detailed narrative of the frequency and methodology of any sampling carried out for the purpose of obtaining or checking the data provided;

(d)                                 a detailed narrative as to the robustness of the data on which the Seller relied in preparing the Sustainability Information; and

(e)                                  whether anything has come to the attention of the person preparing the report to indicate that the relevant sustainability information is not accurate.

SCHEDULE 9

FORM OF FINAL PRICE CONFIRMATION NOTICE

From:              ENVIVA PARTNERS, LP

To:                            ENVIVA WILMINGTON HOLDINGS, LLC

Dated:          [          ]

Dear Sirs

Biomass Supply Agreement dated [             ] (the “Agreement”)

Final Price Confirmation Notice

1.                                      We refer to the Agreement.  This is a Final Price Confirmation Notice.  Terms defined in the Agreement have the same meaning in this Final Price Confirmation Notice unless given a different meaning in this Final Price Confirmation Notice and terms defined in both Schedule 6 and Schedule 6B of the Agreement have the meanings set forth in Schedule 6 of the Agreement.

2.                                      This Final Price Confirmation Notice expires on: [          ] (3 Business Days from the date of this Final Price Confirmation Notice)

3.                                      The proposed Contract Price is [          ] GBP/Tonne

4.                                      This proposed Contract Price was calculated by dividing the Base Price in USD/Tonne by the below Reference Rate:

	Date	Forward Rate
1.
2.
3.
4.
5.
6.
7.
8.
9.
10.
11.
12.
13.
14.
15.
16.
17.
18.
19.
20.
Reference Rate (arithmetic average):

5.                                      Please confirm the Purchaser’s acceptance of the Seller’s proposed Contract Price by countersigning below and returning a copy to us.

6.                                      Following the Purchaser’s countersignature in accordance with paragraph 5 above, the Contract Price shall be final and binding for the purposes of the Agreement.

7.                                      This Final Price Confirmation Notice is irrevocable.

Yours faithfully

ENVIVA PARTNERS, LP,

By: Enviva Partners GP, LLC,

as its sole general partner

By:
Name:
Title:

Countersigned by:

ENVIVA WILMINGTON HOLDINGS, LLC,

By: Enviva Development Holdings, LLC,

as its managing member

By:
Name:
Title:

SCHEDULE 10

TECHNICAL DISPUTE RESOLUTION PROCEDURES

1.                                      Commencement and Selection of Technical Expert

(a)                                 As used herein, “Technical Expert” means any individual selected in accordance with the procedure specified in this Schedule 10 and who (i) has professional qualifications and practical experience in the subject matter of the Technical Dispute, (ii) has no interest, financial or otherwise, or duty which conflicts or may conflict with his or her functions as a Technical Expert (such individual being required to fully disclose any such interest or duty prior to his or her appointment) and (iii) is not currently and has not been (x) during the five years prior to the date of appointment, an employee of any of the Parties or any of their Affiliates and (y) during the three years prior to the date of appointment, a contractor or consultant of either of the Parties or any of their Affiliates, unless otherwise mutually agreed by the Parties.

(b)                                 Within ten Business Days following receipt of a Party’s notice referring a Technical Dispute for resolution in accordance with the provisions of this Schedule 10, the representatives of each of the Parties will confer in an effort to agree upon a Technical Expert to hear the Technical Dispute.  If the Parties are unable to agree upon the appointment of a Technical Expert, then at the end of such ten Business Day period each Party will, within five Business Days, notify the other Party in writing of its designation of three proposed Technical Experts.  Each Party will promptly strike two of the proposed Technical Experts designated by the other Party.  The remaining two proposed Technical Experts will, within two Business Days, select one of them to hear the Technical Dispute, provided that if one of the Parties still objects to the Technical Dispute being heard by such selected Technical Expert, then, within two Business Days, such two proposed Technical Experts will select a third Technical Expert (who may be one of the Technical Experts designated by the Parties or another Technical Expert) and such third Technical Expert will hear the Technical Dispute.

2.                                      Submission to Technical Expert

Each Party will be required to put forth and endorse one proposal as its proposed resolution to the Technical Dispute, based on an agreed statement of the nature of the Technical Dispute and agreed facts surrounding such Technical Dispute.  Each Party’s proposal will be delivered to the Technical Expert and the other parties to such Technical Dispute no later than 45 days after the date of the notice of the Party submitting the Technical Dispute to the Technical Expert.  The Technical Expert will be required to select one of the proposals and will not be able to select any other proposal, except to the extent mutually agreed by the parties to such Technical Dispute.

3.                                      Decision of the Technical Expert

(a)                                 The Technical Expert will render a decision resolving the matter within 60 days of the date of the notice of the Party submitting such matter for resolution by the Technical Expert.  The Technical Expert will not award to either Party any relief greater than that initially sought by such Party.  The decision of the Technical Expert will be final and binding upon the Parties and not subject to appeal or review, whether through arbitration or otherwise, absent manifest injustice.  The Parties will share equally all costs and expenses of the Technical Expert procedure and the Technical Expert will not have the authority to award costs or attorneys’ fees to either Party.

(b)                                 The Technical Expert will act as an expert and not as an arbitrator and no provisions of any arbitration rules will apply to the Technical Expert or his or her determination or the procedure by which he or she reaches his or her determination

SIGNATORIES

IN WITNESS WHEREOF, the Parties have executed this Agreement and agreed to be bound hereby as of the Agreement Date.

ENVIVA WILMINGTON HOLDINGS, LLC,

By: Enviva Development Holdings, LLC,
as its managing member

By	/s/ William H. Schmidt, Jr.
Name: William H. Schmidt, Jr.
Title: President, General Counsel and Secretary

ENVIVA PARTNERS, LP,

By: Enviva Partners GP, LLC,
as its sole general partner

By	/s/ Stephen F. Reeves
Name: Stephen F. Reeves
Title: Executive Vice President and Chief Financial Officer